As filed with the Securities and Exchange Commission on April 4, 2016

Registration No. 333-207287

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GelTech Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3530	56-2600575
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1460 Park Lane South, Suite 1

Jupiter, Florida 33458

(561) 427-6144

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Hull

1460 Park Lane South, Suite 1

Jupiter, Florida 33458

(561) 427-6144

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian S. Bernstein, Esq.

Nason, Yeager, Gerson, White & Lioce, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

(561) 686-3307

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 4, 2016

GELTECH SOLUTIONS, INC.

PROSPECTUS

8,965,601 Shares of Common Stock

This prospectus relates to the sale of up to 8,965,601 shares of our common stock which may be offered by the selling shareholder, Lincoln Park Capital Fund, LLC, which we refer to as “Lincoln Park.”  The shares of common stock being offered by the selling shareholder are outstanding or issuable pursuant to the Lincoln Park Purchase Agreement.  See “The Lincoln Park Transaction” for a description of the Purchase Agreement.  Also, please refer to “Selling Shareholder” beginning on page 47.  Such registration does not mean that Lincoln Park will actually offer or sell any of these shares.  We will not receive any proceeds from the sales of the above shares of our common stock by the selling shareholder; however we will receive proceeds under the Purchase Agreement if we sell shares to the selling shareholder.

Our common stock trades on the OTC Markets, Inc., or OTCQB, under the symbol “GLTC”.  As of the last trading day before the date of this prospectus, the closing price of our common stock was $0.45 per share.

The common stock offered in this prospectus involves a high degree of risk.  See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling shareholder is an “underwriter” within the meaning of the Securities Act of 1933.  The selling shareholder is offering these shares of common stock.  The selling shareholder may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.  The selling shareholder will receive all proceeds from the sale of the common stock.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2016

You should rely only on information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  The selling shareholder is not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted.  We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully including the section entitled “Risk Factors” before making an investment decision.  GelTech Solutions, Inc., is referred to throughout this prospectus as “GelTech,” “we,” “our” or “us.”

Our Company

GelTech generates revenue primarily from marketing the following four products: (1) FireIce®, a water enhancing powder that can be utilized both as a fire suppressant in urban firefighting, including underground utility fires, and in wildland firefighting and as a medium-term fire retardant to protect wildlands, structures and firefighters; and the equipment used to apply FireIce®, such as the Emergency Manhole FireIce Delivery System, or EMFIDS, an innovative system designed to deliver FireIce® into a manhole in the event of a fire; (2) FireIce Shield®, a line of products used by industry, police departments and first responders to protect assets from fire; (3) Soil2O® “Dust Control” and Soil2O® Soil Cap, our product offerings used for dust mitigation in the aggregate, road construction, mining, as well as, other industries that deal with daily dust control issues and (4) Soil2O® Topical and Soil2O® Granular, products which reduce the amount of water necessary to sustain plant growth and which are primarily marketed to golf courses, commercial landscapers and the agriculture market. Other products currently being marketed include (1) FireIce® Home Defense Unit, a system for applying FireIce® to structures to protect them from wildfires; and (2) GT-W14, an industrial absorbent powder used to contain and clean up industrial liquid spills.

Corporate Information

We are a Delaware corporation.  Our principal executive offices are located at 1460 Park Lane South, Suite 1, Jupiter, Florida 33458.  Our phone number is (561) 427-6144 and our website can be found at www.geltechsolutions.com.  The information on our website is not incorporated into this prospectus.

THE OFFERING

Common stock outstanding prior to the offering:	49,926,878 shares

Common stock offered by the selling shareholder:	8,965,601 shares, of which 1,257,716 are currently outstanding and owned by the selling shareholder

Common stock outstanding immediately following the offering:	57,634,783 shares

Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock.

Risk Factors:	See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Stock Symbol:	“GLTC”

The number of shares of common stock to be outstanding prior to and after this offering excludes:

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a total of 10,680,340 shares of common stock issuable upon the exercise of outstanding stock options;

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a total of 11,276,267 shares of common stock issuable upon the exercise of warrants; and

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a total of 17,404,245 shares of common stock issuable upon the conversion of notes.

The Offering

On August 11, 2015, we entered into a purchase agreement with Lincoln Park, which we refer to in this prospectus as the “Purchase Agreement”, pursuant to which Lincoln Park has agreed to purchase from us up to $10,000,000 of our common stock (subject to certain limitations) from time to time over a 30-month period.  Also on August 11, 2015, we entered into a Registration Rights Agreement, or the “Registration Rights Agreement”, with Lincoln Park, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, or the Securities Act, the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

Other than 291,097 shares of our common stock that we have already issued to Lincoln Park pursuant to the terms of the Purchase Agreement as consideration for its commitment to purchase additional shares of our common stock under the Purchase Agreement, we do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until the SEC has declared effective the registration statement of which this prospectus forms a part.  Thereafter, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase shares of our common stock in amounts up to 50,000 shares on any single business day so long as at least one business day has passed since the most recent purchase.   On October 16, 2015, a registration statement was declared effective and since then we have sold 950,000 shares to Lincoln Park in exchange for $424,365 and issued 16,619 shares as additional commitment shares.

We can also accelerate the amount of our common stock to be purchased under certain circumstances, based on the closing price of our common stock, to up 150,000 shares or $500,000 per purchase plus an additional “accelerated amount” under certain circumstances.  Except as described in this prospectus, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park under the Purchase Agreement will be based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount; provided that in no event will such shares be sold to Lincoln Park on a day when our closing sale price is less than $0.25 per share, subject to adjustment as provided in the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice.  Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

As of April 4, 2016, there were 49,926,898 shares of our common stock outstanding, of which approximately 28.4 million shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park, only 8,965,601 shares of our common stock are being offered under this prospectus, which represents (i) 291,097 shares that we issued to Lincoln Park as a commitment fee (ii) an additional 391,645 shares which we are required to issue pro rata in the future as a commitment fee if and when we sell shares to Lincoln Park under the Purchase Agreement (of which 16,619 shares have been issued) and (iii) 8,282,859 shares which Lincoln Park may sell from time to time in accordance with the Purchase Agreement (of which 950,000 shares have been issued).  Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.  If all of the 8,965,601 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof (of which 1,257,716 shares are outstanding), such shares would represent approximately 15.6% of the total number of shares of our common stock outstanding and approximately 24.8% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof. If we elect to issue and sell more than the 8,282,859 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, appearing elsewhere in this prospectus.

Statements of Operations Data

	12 Months Ended June 30,		Six Months Ended December 31,
	2015	2014	2015	2014
				(unaudited)
Sales	$800,365	814,587	$776,607	$266,762

Gross profit	$453,578	421,485	$514,944	$174,346

Net loss	$(5,513,725)	(7,111,945)	$(2,638,580)	$(2,128,325)

Net loss per common share – basic and diluted	$(0.12)	(0.20)	$(0.05)	$(0.05)

Weighted average common shares outstanding (basic and diluted)	45,190,119	36,410,142	48,368,086	44,165,535

Balance Sheet Data

	December 31, 2015	June 30, 2015

Cash and cash equivalents	135,266	127,123

Working capital	1,059,693	442,854

Total assets	1,960,309	1,693,776

Total current liabilities	750,271	1,076,334

Accumulated deficit	(43,285,883)	(40,647,303)

Total stockholders’ deficit	(4,482,416)	(3,550,528)

Note: The table above does not include non-current liabilities which are comprised of approximately $5.7 million (net of discounts, if any) due to a related party under a line of credit and outstanding convertible notes.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors before deciding whether to invest in GelTech. If any of the events discussed in the risk factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected. In such case, the value and marketability of the common stock could decline.

Risks Related to the Purchase Agreement with Lincoln Park

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall

On August 11, 2015, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $10,000,000 of our common stock. As of the date of this prospectus, we have directed Lincoln Park to purchase 950,000 shares and have received $424,365.  The purchase shares that may be sold pursuant to the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 30-month period commencing after the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any sales of our shares to Lincoln Park, except that, pursuant to the terms of our agreements with Lincoln Park, we would be unable to sell shares to Lincoln Park on any day when the closing sale price of our common stock is below $0.25 per share, subject to adjustment as set forth in the Purchase Agreement.  Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. Lincoln Park may ultimately purchase all, some or none of the shares of our common stock that may be sold pursuant to the Purchase Agreement in connection with our rights to direct Lincoln Park’s purchases at our discretion and, after it has acquired shares, Lincoln Park may sell all, some or none of those shares. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may not be able to access sufficient funds under the Purchase Agreement with Lincoln Park when needed.

Our ability to sell shares to Lincoln Park and obtain funds under the Purchase Agreement is limited by the terms and conditions in the Purchase Agreement, including restrictions on when we may sell shares to Lincoln Park, restrictions on the amounts we may sell to Lincoln Park at any one time, and a limitation on our ability to sell shares to Lincoln Park to the extent that it would cause Lincoln Park to beneficially own more than 9.99% of our outstanding common stock. In addition, any amounts we sell under the Purchase Agreement may not satisfy all of our funding needs, even if we are able and choose to sell all $10,000,000 under the Purchase Agreement. Assuming all 8,282,859 additional shares of our common stock being offered under this prospectus that may be purchased by Lincoln Park are sold at $0.25 per share (the floor price mentioned above), we would receive approximately $2.0 million. If we elect to issue and sell more than the 8,282,859 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act of 1933 any such additional shares.

We elected to enter into the Purchase Agreement with Lincoln Park as we expect that amount of capital over the next 12 months will be required for us to fully implement our business, operating and development plans. The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $10,000,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Risk Factors Relating to Our Company

Our ability to continue as a going concern is in doubt absent obtaining adequate new debt or equity financing and achieving sufficient sales levels.

We incurred net losses of approximately $2.6 million during the Transition Period, $5.5 million in fiscal 2015 and $7.1 million in fiscal 2014. We anticipate these losses will continue for the foreseeable future. We have not reached a profitable level of operations, which raises substantial doubt about our ability to continue as a going concern. Since January 2014, we have received $5,365,000 from our principal shareholder in consideration for common stock and warrants and advances against a secured convertible line of credit facility. These funds have enabled us to sustain our operations. Our continued existence is dependent upon our achieving sufficient sales levels of our products including FireIce®, EMFIDS and Soil2O® “Dust Control” and obtaining adequate financing.

As described above, we entered into a $10 million purchase agreement with Lincoln Park. The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as through the sale of our products. If obtaining sufficient funding from Lincoln Park does not occur, Lincoln Park suffers liquidity issues and is unable to comply with its obligations under the Purchase Agreement, or if we are unable to sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

If we do not raise additional debt or equity capital, we may not be able to remain operational.

We owe approximately $6.3 million in long-term convertible debt held by our principal shareholder, which is due in December 2020. Because we are not currently generating positive cash flow, we need to sell debt or equity securities whether to Lincoln Park or any other party. If our closing stock price is below the $0.25 minimum price, we will be unable to sell shares to Lincoln Park to help support our operations.

Because of the lack of available credit for small-cap companies, difficulties for small-cap companies in raising money and our stock price and trading volume, we may be hampered in our ability to raise the necessary working capital. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. If we do not raise the necessary working capital and/or increase revenue, we will not be able to remain operational.

Because we have not generated material sales of FireIce®, there can be no assurances it will be accepted by potential customers.

We launched FireIce® in fiscal 2009 and have not yet achieved a consistent sustainable revenue stream. There are multiple factors, which may prevent us from successfully commercializing FireIce®, our fire suppression gel:

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We need to convince potential customers, including federal and state governments, that FireIce® is superior to and less costly than competitive products.

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We may need additional capital in order to demonstrate to governments that we can rapidly fulfill orders.

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We face substantial competition and must deal with the natural reluctance of people to change.

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Internationally, we are required to comply with local laws which may require certification of FireIce®, a local partner, local licenses and other matters which are barriers to our selling FireIce®.

Because we have yet to generate material revenue on which to evaluate our potential for future success and to determine if we will be able to execute our business plan, it is difficult to evaluate our future prospects and the risk of success or failure of our business.

While we have conducted development and sales and marketing activities, we have not generated material revenue to date. During the Transition Period, we generated revenues of approximately $776,000.

You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company. These risks include:

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our ability to effectively and efficiently market and distribute our products,

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our ability to obtain market acceptance of our current products and future products that may be developed by us, and

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our ability to sell our products at competitive prices which exceed our per unit costs.

We may not be able to address these risks and difficulties, which could materially and adversely affect our revenue, operating results and our ability to continue to operate our business.

Because we have not yet generated material revenue to date, it may never result in the generation of material revenue or profitability.

Since our incorporation in 2006, our goal has been to generate revenue from the sale and development of our products including FireIce® and Soil₂O®. Our marketing of these products is subject to a number of risks, including:

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In seeking to sell FireIce® to government agencies, we will encounter typical risks such as a reluctance to change, the impact of the recession on local government budgets and competition; and

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Although we have a pending U.S. patent application for Soil₂O® Topical, we have no patent protection for the granular form and there are many products on the market which are advertised as performing similar functions to Soil2O® Granular

We cannot assure you that our marketing efforts will result in material sales or that if it does result in material sales, that such sales will necessarily translate into profitability.

Our growth strategy reflected in our business plan may not be achievable or may not result in profitability.

We may not be able to implement our growth strategy reflected in our business plan rapidly enough for us to achieve profitability. Our growth strategy is dependent on a number of factors, including market acceptance of our fire suppression gel and our moisture preservation products. We cannot assure you that our potential markets will purchase our products or that those parties will purchase our products at the cost and on the terms assumed in our business plan.

Among other things, implementation of our growth strategy would be adversely affected if:

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we are not able to attract sufficient customers to the products we offer in light of the price and other terms required in order for us to attain the level of profitability that will enable us to continue to pursue our growth strategy;

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adequate penetration of new markets at reasonable cost becomes impossible limiting the future demand for our products below the level assumed by our business plan;

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we were forced to significantly adapt our business plan to meet changes in our markets; and

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for any reason, we are not able to attract, hire, retain and motivate qualified personnel.

If we cannot manage our growth effectively, we may not become profitable.

Businesses, which grow rapidly, often have difficulty managing their growth. If we grow as rapidly as we anticipate, we will need to expand our management by recruiting and employing experienced executives and key employees capable of providing the necessary support. We cannot assure you that our management will be able to manage our growth effectively or successfully. Our failure to meet these challenges could cause us to lose money, and your investment could be lost.

We may not be able to maintain and expand our business if we are not able to retain, hire and integrate key management and operating personnel.

Our success depends in large part on the continued services and efforts of key management personnel. Competition for such employees is intense and the process of locating key personnel with the combination of skills and attributes required to execute our business strategies may be lengthy. The loss of key personnel could have a material adverse impact on our ability to execute our business objectives. We do not have any life insurance on the lives of any of our executive officers.

We could face potential difficulties in locating sufficient manufacturing sources if our products gain widespread commercial acceptance.

We have used third parties to manufacture our products on a limited basis. If we are unable to produce our products in sufficient quantities, on a timely basis and at an acceptable cost, we may lose customers and our business could be harmed. Our ability to expand production could also be hindered by the availability of materials used to manufacture our products or the availability of qualified personnel. These difficulties could result in reduced quality of our products or reduced sales, which could damage our industry reputation and hurt our profitability.

Although we began marketing of Soil2O® in 2007, we have not achieved material sales.

We launched Soil2O® in 2007 and have not yet achieved material sales. During the Transition Period, we generated revenue of approximately $21,000 from the sale of Soil2O®. We have to expand our sales and distribution efforts. Additionally, we must recruit distributors for agricultural usage of Soil2O®. If we cannot expand our sales and distribution network, our future sales of Soil2O® will be limited since our sales efforts have been aimed primarily at the agriculture industry in the Southwestern U.S., and at potential sales to homeowners, all in California.

Because we do not have a patent on Soil2O® or its uses, if our competitors are able to reverse engineer our product, our ability to compete effectively may be harmed.

Currently, there are numerous companies that advertise moisture preservation products that appear similar to Soil2O®. Because we lack any patent protection on Soil2O® itself and have only a patent pending for the Soil₂O® Topical, there is a substantial risk that one of these competitors could determine how to make the granular form of Soil2O® and market it under their own brand name; thereby adversely affecting our ability to compete successfully.

A change in environmental regulations may adversely affect the use of FireIce® and Soil2O® and may hinder our ability to generate revenue from this line of business.

While we believe that FireIce® and Soil2O® (including Soil2O® “Dust Control”) are environmentally friendly, we may become subject to changing environmental regulations that could adversely affect the use of it. If we do become subject to environmental regulations, the use of FireIce® and Soil2O® may be limited as compared to other technologies which may be less expensive or more efficient.

FireIce® and Soil2O® face substantial competition in the fire suppression and moisture preservation markets, respectively, and there is no guarantee potential customers will select our products over those of our competitors.

We face multiple competitors in the fire suppression, fire retardation and moisture preservation markets. In the fire suppression and retardation fields, we face substantial competition including with one company that is the principal vendor to the Forest Service. In the moisture preservation areas, we face competition from numerous independently owned businesses that have competing and in some case very similar products. In addition, companies may be developing or may, in the future, engage in the development of products and/or technologies competitive with our products. We expect that technological developments will occur and that competition is likely to intensify as new technologies are employed.

Many of our competitors are capable of developing or have developed and are capable of continuing to develop products based on similar or other technology, which are or may be competitive with our products and technologies. We believe several of our competitors in the fire-fighting business have substantially greater financial and other resources, research and development capabilities and more experience in obtaining regulatory approvals, manufacturing and marketing than we do. Because our competitors in the moisture preservation markets are private companies, we are unable to determine the amount of financial and other resources they have available. However, some of these companies appear to have had much greater marketing experience than we have. Potential customers may prefer the pricing terms or service offered by competitors. Furthermore, competitors may have an advantage as a result of having existing business relationships with potential customers.

Because we are seeking to enter into contracts with federal and state governments, we will be subject to a number of risks, which could adversely affect our business.

We are seeking to sell our products, including FireIce®, to federal and state governments. In selling to the government, we will be subject to a number of significant risks including:

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Increasing state, local and federal budget deficits which can delay and impede our receipt of orders;

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We may not be successful in selling our products to the government, although we will incur material costs as part of our sales efforts;

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Government contracts often contain unfavorable termination provisions; and

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We may be subject to audit and modification of agreements by the government in its sole discretion, which subjects us to additional risks.

The government can unilaterally:

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suspend or prevent us for a set period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;

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terminate our existing contracts;

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reduce the scope and value of our existing contracts;

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audit and object to our contract-related costs and fees; and

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change certain terms and conditions in our contracts.

Further, as part of any audit or review, the government may review the adequacy of, and our compliance with, our internal control systems and policies, including those relating to our purchasing, property, compensation and/or management information systems. In addition, if an audit or review uncovers any improper or illegal activity, we may be subject to civil and criminal penalties and administrative sanctions, including termination of our contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the government or any of its agencies. We could also suffer serious harm to our reputation if allegations of impropriety were made against us.

Even if we are able to successfully enter into contracts to supply federal and state governments with our products, there can be no assurances these contracts will result in substantial revenues or be renewed.

The process of obtaining government contracts is lengthy and uncertain, and we must compete for each contract. Similar to large corporations, government employees resist change and taking risks. This can make it more difficult to obtain government contracts. Moreover, the award of one government contract does not necessarily secure the award of future contracts. Governments are subject to budgetary restrictions, which may limit their ability to buy our products. These budgetary restrictions have been magnified by the current recession, which has resulted in material decreases in tax receipts. Even if we are able to enter into a contract with a government, there is no guarantee it will result in substantial revenues or the contract(s) will be renewed.

If we face intellectual property litigation filed by third parties, we will be subject to a number of possible adverse consequences including being required to finance very expensive litigation.

Third parties may assert patent and other intellectual property infringement litigation against us claiming our products infringe on its patents or otherwise violates its intellectual property rights. Any lawsuit, whether or not successful, could:

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divert management’s attention;

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result in prohibitive costs; or

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require us to enter into royalty or licensing agreements, which may not be available on acceptable terms, or at all.

As a result, any third-party intellectual property claims against us could increase our expenses and adversely affect our business. In addition, agreements with third parties may require us to indemnify them for intellectual property infringement claims, which would increase the cost to us resulting from an adverse ruling on any such claim. Even if we have not infringed any intellectual property rights, we cannot be sure our legal defenses will be successful, and even if we are successful in defending against such claims, our legal defense could require significant financial resources and management time.

If we are unable to protect our intellectual property rights, we may be unable to compete with competitors developing similar technologies.

Our intellectual property including our patents is our key asset. We currently expect to commercialize eight U.S. patents and ten patents pending. We regard the protection of our intellectual property as critical to our success. In addition to pursuing patents, we have taken steps to protect our intellectual property by entering into confidentiality agreements with our employees, licensees, independent contractors and other advisors. These agreements may not be enforceable or may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of an unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our intellectual property rights, and failure to obtain or maintain protection of our intellectual property rights could adversely affect our business and financial results.

Risks Related to Our Common Stock

Because the market for our common stock is limited, persons who purchase our common stock may not be able to resell their shares at or above the purchase price paid by them.

Our common stock trades on the OTC Markets, Inc., which is not a liquid market. With some limited exceptions, there has not been an active public market for our common stock. We cannot assure you that an active public market for our common stock will develop or be sustained in the future. If an active market for our common stock does not develop or is not sustained, the price may decline.

Because we are subject to the “penny stock” rules, brokers cannot generally solicit the purchase of our common stock which adversely affects its liquidity and market price.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock on the OTC Markets has been substantially less than $5.00 per share and therefore we are currently considered a “penny stock” according to SEC rules. This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules limit the ability of broker-dealers to solicit purchases of our common stock and therefore reduce the liquidity of the public market for our shares.

Moreover, as a result of apparent regulatory pressure from the SEC and the Financial Industry Regulatory Authority, a growing number of broker-dealers decline to permit investors to re-sell shares of penny stocks like GelTech. This may have had and may continue to have a depressive effect upon the common stock price.

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:

●

sales by Lincoln Park,

●

short selling or manipulative conduct by market makers and others,

●

our failure to generate recurring sustainable revenue,

●

our failure to achieve and maintain profitability,

●

actual or anticipated variations in our quarterly results of operations,

●

announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments,

●

disclosure of any adverse results in litigation,

●

the loss of major customers or product or component suppliers,

●

the loss of significant business relationships,

●

our failure to meet financial analysts’ performance expectations,

●

changes in earnings estimates and recommendations by financial analysts, or

●

changes in market valuations of similar companies.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

Because the majority of our outstanding shares are freely tradable, sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

As of March 29, 2016, we had outstanding approximately 49.9 million shares of common stock, of which our directors and executive officers beneficially own approximately 21.5 million shares, which are subject to the limitations of Rule 144 under the Securities Act of 1933, which we refer to as the “Act”. Substantially all of the remaining outstanding shares are freely tradable.

In general, Rule 144 provides that any non-affiliate of GelTech, who has held restricted common stock for at least six-months, is entitled to sell their restricted stock freely, provided that GelTech stays current in its SEC filings. After one year, a non-affiliate may sell without any restrictions.

An affiliate of GelTech may sell after six months with the following restrictions: (i) GelTech is current in its filings, (ii) certain manner of sale provisions, (iii) filing of Form 144, and (iv) volume limitations limiting the sale of shares within any three-month period to a number of shares that does not exceed 1% of the total number of outstanding shares. A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

The sale of our common stock to Lincoln Park may cause dilution and the sale of the shares by Lincoln Park could cause the price of our common stock to decline.

The number of shares ultimately offered for sale by Lincoln Park is dependent upon the number of shares sold to Lincoln Park under the Purchase Agreement. The purchase price for the common stock to be sold to Lincoln Park pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. Depending upon market liquidity at the time, a sale of shares by Lincoln Park at any given time could cause the trading price of our common stock to decline. After it has acquired such shares, Lincoln Park may sell all, some or none of such shares. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park.

An investment in GelTech may be diluted in the future as a result of the issuance of additional securities or the exercise of options, warrants or convertible notes.

In order to raise additional capital to fund our strategic plan, we may issue additional shares of common stock or securities convertible, exchangeable or exercisable into common stock from time to time, which could result in substantial dilution to any person who purchases our common stock. Because we have a negative net tangible book value, purchasers will suffer substantial dilution. We cannot assure you that we will be successful in raising funds from the sale of common stock or other equity securities.

In the future, we may issue preferred stock without the approval of our shareholders, which could make it more difficult for a third party to acquire us and could depress our stock price.

Our Board may issue, without a vote of our shareholders, one or more series of preferred stock that have more than one vote per share. This could permit our board of directors to issue preferred stock to investors who support us and our management and permit our management to retain control of our business. Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our common stock.

If our common stock becomes subject to a “chill” or a “freeze” imposed by the Depository Trust Company, or DTC, your ability to sell your shares may be limited.

The DTC acts as a depository or nominee for street name shares or stock that investors deposit with their brokers. Although through DTC our common stock is eligible for electronic settlement rather than delivery of paper certificates, DTC in the last several years has imposed a chill or freeze on the deposit, withdrawal and transfer of common stock of issuers whose common stock trades on the OTC Markets. Depending on the type of restriction, it can prevent shareholders from buying or selling our shares and prevent us from raising money. A chill or freeze may remain imposed on a security for a few days or an extended period of time (in at least one instance a number of years). While we have no reason to believe a chill or freeze will be imposed against our common stock, if it were your ability to sell your shares would be limited.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have not and do not intend to pay any dividends in the foreseeable future, as we intend to retain any earnings for development and expansion of our business operations. As a result, you will not receive any dividends on your investment for an indefinite period of time.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements including statements regarding our liquidity, anticipated capital expenditures, the substantial markets for our products, and expected sales to Lincoln Park.

All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements.  The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance.  New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. However, we may receive gross proceeds of up to $10,000,000 under the Purchase Agreement. We estimate that the net proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement will be up to $9.9 million over an approximately 30-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under that agreement and other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement general corporate purposes, increasing inventory and working capital requirements.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2015.  The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus:

As of December 31, 2015
Stockholders’ equity (deficit):
Common stock, $0.001 par value	$48,972
Additional paid-in capital	38,754,495
Accumulated deficit	(43,285,883)
Total stockholders’ deficit	$(4,482,416)

MARKET FOR COMMON STOCK

Our common stock is quoted on the OTCQB under the symbol “GLTC”. Our common stock last traded at $0.45 on April 1, 2016. As of that date there were approximately 258 shareholders of record. We believe that additional beneficial owners of our common stock hold shares in street name. The following table provides the high and low bid price information for our common stock for each quarterly period within the two most recent fiscal years as reported by the OTC Markets. The quotation reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low

October 1, 2015 to December 31, 2015	$0.62	$0.30
July 1, 2015 to September 30, 2015	$0.90	$0.31
April 1, 2015 to June 30, 2015	$0.95	$0.20
January 1, 2015 to March 31, 2015	$0.40	$0.21
October 1, 2014 to December 31, 2014	$0.30	$0.20
July 1, 2014 to September 30, 2014	$0.73	$0.30
April 1, 2014 to June 30, 2014	$0.93	$0.60
January 1, 2014 to March 31, 2014	$1.00	$0.64
October 1, 2013 to December 31, 2013	$1.23	$0.58
July 1, 2013 to September 30, 2013	$1.70	$0.77

Dividend Policy

We have not paid cash dividends on our common stock and do not plan to pay such dividends in the foreseeable future. Our Board of Directors, or the Board, will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions. Dividends, under Delaware General Corporation Law, may only be paid from our net profits or surplus. To date, we have not had a fiscal year with net profits and do not have surplus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Certain statements in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements that involve risks and uncertainties. Words such as may, will, should, would, anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. We assume no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting forward-looking statements.

Overview

GelTech generates revenue primarily from marketing the following four products: (1) FireIce®, a water enhancing powder that can be utilized both as a fire suppressant in urban firefighting, including underground utility fires, and in wildland firefighting and as a medium-term fire retardant to protect wildlands, structures and firefighters; and the equipment used to apply FireIce®, such as the Emergency Manhole FireIce Delivery System, or EMFIDS, an innovative system designed to deliver FireIce® into a manhole in the event of a fire; (2) FireIce Shield®, a line of products used by industry, police departments and first responders to protect assets from fire; (3) Soil2O® “Dust Control” and Soil2O® Soil Cap, our product offerings used for dust mitigation in the aggregate, road construction, mining, as well as, other industries that deal with daily dust control issues and (4) Soil2O® Topical and Soil2O® Granular, products which reduce the amount of water necessary to sustain plant growth and which are primarily marketed to golf courses, commercial landscapers and the agriculture market. Other products currently being marketed include (1) FireIce® Home Defense Unit, a system for applying FireIce® to structures to protect them from wildfires; and (2) GT-W14, an industrial absorbent powder used to contain and clean up industrial liquid spills.

Critical Accounting Estimates

In response to the SEC’s financial reporting release, FR-60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, the Company has selected its most subjective accounting estimation processes for purposes of explaining the methodology used in calculating the estimate, in addition to the inherent uncertainties pertaining to the estimate and the possible effects on the Company’s financial condition. The accounting estimates discussed below involve certain assumptions that if incorrect could create a material adverse impact on the Company’s results of operations and financial condition.

Revenue Recognition

Under ASC 605-15-25 we recognize sales of our products when each of the following has occurred:

-	The price of the product sold is fixed or determinable and evidence of an agreement is present.

-	The title and risk of loss of the product has passed to the buyer and the sale is not contingent upon the buyer being able to resell the product.

-	We have a reasonable expectation that the buyer has the intent and the ability to pay for the product ordered.

-	We have no future obligation to the seller related to the product sold.

Stock-Based Compensation

We have granted stock options to our officers and directors at exercise prices equal to or greater than the fair value of the shares at the date of grant.

Under ASC 718-10 we recognize an expense for the fair value of our outstanding stock options as they vest, whether held by employees or others.

We estimate the fair value of each stock option and warrant at the grant date using the Black-Scholes option pricing model based upon certain assumptions which are contained in Note 7 to the Consolidated Financial Statements contained herein. The Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because our stock options and warrants have characteristics different from those of traded options, and because changes in the subjective input of assumptions can materially affect the fair value estimate, in our management’s opinion, the existing models may not necessarily provide a reliable single measure of the fair value of such stock options.

We use the trading price of our common stock, or alternatively, the price of recent private placement sales of our common stock in making our estimates.

Results of Operations

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 COMPARED TO THE SIX MONTHS ENDED DECEMBER 31, 2014.

The following tables set forth, for the periods indicated, results of operations information from our consolidated financial statements:

	Six Months Ended December 31,		Change	Change
	2015	2014	(Dollars)	(Percentage)
		(Unaudited)
Revenues	$776,607	$266,762	$509,845	191.1%
Cost of Goods Sold	261,663	92,416	169,247	183.1%
Gross Profit	514,944	174,346	340,598	195.4%
Operating Expenses:
Selling General and Administrative	2,721,934	2,428,697	293,237	12.1%
Research and Development	153,760	95,805	57,955	60.5%
Loss from Operations	(2,360,750)	(2,350,156)	(10,594282)	(0.5)%
Other Income (Expense)	277,830)	221,831	(499,661)	(189.2)%
Net Loss	$(2,638,580)	$(2,128,325)	$(510,255)	(24.0)%

Revenues

Revenues during the six months ended December 31, 2015, which we refer to as the “Transition Period” consisted of $622,922 for sales of FireIce® and related products, $52,406 for Soil2O® and $22,398 for FireIce Shield® asset protection related products.  In addition, the Company recognized $78,550 in revenue for two paid for research and development projects. FireIce® sales consisted of $455,394 related to product sales primarily to wildland firefighting agencies and agricultural stock pile protection and $152,027 related to sales of FireIce fire extinguishers and eductors. The Soil2O® sales consisted of sales of Soil2O® topical of $23,123 primarily from sales of our Soil2O® Home Lawn Kit as part of a test market in southern California and sales of Soil2O® dust control of $29,283.  Both FireIce® and Soil2O® dust control sales are seasonal in nature with the peak season lasting from March through October.  We expect additional wildland firefighting agencies to join our growing roster of FireIce users. In addition, our Soil2O® dust control products are gaining acceptance from rural communities and industrial agricultural organizations needing to control dust on unpaved roadways. Further, we anticipate that sales of our FireIce® Shield CTP spray unit and product will provide additional recurring revenue.  Based on these factors, we expect that our revenues will increase in the future.

Cost of Goods Sold

The increase in cost of goods sold was the direct result of the increase in sales. Cost of sales as a percentage of sales was 33.7% for the six month Transition Period as compared to 34.6% for the six month Transition Period.  The difference in the cost of sales percentage is the result of the product sales mix. We expect future cost of sales as a percentage of sales will be consistent with the cost of sales percentage during the Transition Period.

Selling, General and Administrative Expenses (SG&A)

The increase in SG&A expenses during the six month Transition Period resulted primarily from an increase in non-cash compensation of $331,391 which resulted from the granting of warrants to consultants and options to employees and directors.  In addition, options to two employees were extended resulting in additional non-cash compensation expense of $271,118.

Research and Development Expenses

The research and development expenses during the six month Transition Period related to third party testing to determine the efficacy of GelTech’s products for new and existing applications.

Loss from Operations

The increase in the loss from operations resulted from the higher operating expenses which were only partially offset by the higher gross profit.

Other Income (Expense)

Other expense during the six month Transition Period consisted of interest expense of $254,794 and loss on settlement of $80,000 which were partially offset by other income of $56,956. Other income for the six months ended December 31, 2014 consisted of other income of $448,044 which was partially offset by interest expense of $226,607.  In both periods, other income resulted from reductions to the accrual for litigation as a result of rulings by the Court in GelTech’s favor.

Net Loss

The higher net loss during the six month Transition Period resulted from the higher operating costs and other expense which was partially offset by the higher gross profit. Net loss per common share was $0.05 for the six months ended December 31, 2015 and 2014. The weighted average number of shares outstanding for the six months ended December 31, 2015 and 2014 were 48,368,086 and 44,165,535, respectively.

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere herein.

FOR THE FISCAL YEAR ENDED JUNE 30, 2015 COMPARED TO THE FISCAL YEAR ENDED JUNE 30, 2014.

Revenue

For the fiscal year ended June 30, 2015, which we refer to as “fiscal 2015”, we had revenue of $800,365 as compared to revenue of $814,587 for the fiscal year ended June 30, 2014, which we refer to as “fiscal 2014”. Revenue in fiscal 2015 consisted of sales of FireIce® and Soil2O® amounting to approximately $683,105 and $111,247, respectively. Revenue during fiscal 2014 consisted of sales of EMFIDS, FireIce® and Soil2O® amounting to $425,000, $222,870 and $156,717, respectively. In addition, the Company recognized revenue of $10,000 from paid for research and development in fiscal 2014.We anticipate that our revenues from both FireIce® and Soil2O® will increase in fiscal 2016 due to an increase in the number of state forestry agencies using FireIce®, an expected increase in the number of utility companies using FireIce® and its related equipment offerings such as the EMFIDS system in 2016 and expected increased sales of Soil2O® Dust Control and Soil2O® Topical and Granular as result of the severe drought conditions in the southwestern United States.

Cost of Goods Sold

For fiscal 2015, our costs of goods sold were $346,787 as compared to $393,102 for fiscal 2014. The change is consistent with the respective revenue from product sales. Cost of goods sold for fiscal 2015 included $67,439 related to inventory written off for obsolescence. We expect that our cost of sales will follow the same trend as our revenues in fiscal 2016.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $4,891,525 for fiscal 2015 as compared to $6,601,353 for fiscal 2014. This decrease is reflective of decreases in the following major expense categories:

Salaries and employee benefits – Salaries and employee benefits decreased $482,865 as a result of a reduction of staffing levels in late fiscal 2014 and in the fall of 2014. It is anticipated that these costs will decrease slightly in fiscal 2016, unless revenue trends dictate the hiring of additional personnel.

Professional fees - Professional fees decreased $303,323 due to the resolution of our lawsuit with a former distributor and the completion of our trial on damages related to a lawsuit by a former employee.

Facilities expense - Facilities expense decreased $80,843 related to the termination of our Brooklyn facility lease in August 2014 which reduced rent and facility related expenses.

Equity based compensation – Equity based compensation related to director, executive and employee stock options decreased $657,865 in fiscal 2015 primarily due to a decline in the number of options and warrants vesting during fiscal 2015. We would anticipate that these expenses would be the same or lower in future years.

Sales and marketing – Sales and Marketing costs decreased $99,283 in fiscal 2015 resulting from a reduction in the number of trade show we presented at or attended. It is anticipated that these costs may increase slightly in fiscal 2016 as we explore several retail applications of our products through test marketing.

Research and Development Costs

Research and development costs for fiscal 2015 were $134,544¸ as compared to $274,005 during the fiscal 2014. The decrease in the fiscal 2015 amount related to the winding down of research on the second generation EMFIDS system, other FireIce® applications in the utility and other industries and other potential products. The Company received $10,000 for paid for research in fiscal 2014 to offset these costs. We expect that these costs will continue at the fiscal 2015 level as we look to focus on marketing our existing products.

Other Income (Expense)

Net other expense for fiscal 2015 amounted $941,234 as compared to net other expense for fiscal 2014 of $658,072. In fiscal 2015, net other income was primarily impacted by a reduction of the accrual for losses from litigation related to a lawsuit by a former employee. The reduction was recorded to reflect the final order issued by the court which resulted in a reduction in the litigation accrual of $448,044. This other income was offset by interest expense of $394,903, a loss on extinguishment of debt of $596,648, other expense related to a loss on settlement of $412,867 which was the result of a settlement with a former employee and director. In fiscal 2014, net other expense primarily consisted of interest expense of $462,760 and a loss on conversion of interest of $201,175.

Net Loss

For fiscal 2015 our net loss was $5,513,725 as compared to $7,111,945 for fiscal 2014. The decrease in the net loss was the result of the lower total operating expenses and higher gross profit described above which was partially offset by an increase in net other expense. Net loss per common share was $0.12 for fiscal 2015 as compared to a net loss per common share of $0.20 for fiscal 2014. The weighted average number of shares outstanding was 45,190,119 and 36,410,142 for fiscal 2015 and fiscal 2014, respectively.

Liquidity and Capital Resources

A summary of our cash flows is as follows:

	For the Six Months Ended December 31,	Fiscal Year Ended June 30,
	2015	2015	2014

Net cash used in operating activities	$(2,146,501)	$(3,659,773)	$(5,132,019)
Net cash used in investing activities	(6,971)	(21,743)	(72,851)
Net cash provided by financing activities	2,161,615	3,742,373	5,180,861
Net increase (decrease) in cash and cash equivalents	$8,143	$60,857	$(24,009)

Net Cash Used in Operating Activities

During the Transition Period, we used net cash of $2,146,501 in operating activities as compared to $3,659,773 and $5,132,019, respectively, for fiscal 2015 and 2014. Net cash used during the Transition Period resulted primarily from the net loss of $2,638,580, an increase in inventories of $320,980, a decrease in accounts payable of $78,246, the reduction of the accrual for litigation of $56,956 and the reduction in the settlement accrual of $315,000, which were partially offset by non-cash stock based compensation of $768,159 non-cash amortization of debt discounts of $42,944, depreciation of $31,214, a decrease in accounts receivable of $58,031, a decrease in prepaid expenses of $42,439 and an increase in accrued expenses of $218,598.

In fiscal 2015, net cash used in operating activities resulted from the net loss, a loss on extinguishment of debt, a reduction of the litigation accrual due to a court ruling and loss on settlement which were partially offset by equity based compensation.  Other major factors that impacted the cash used in operations were the amortization of discounts on convertible notes of $145,716, while the net change in working capital was negligible.

In fiscal 2014, net cash used from operations was primarily the result of the difference between the prior year reversal of the accrual for losses from litigation due to reduction in the amount of the award and a payment by our insurance provider. Other major factors that impacted the cash used in operations were the amortization of discounts on convertible notes of $223,025, the expensing of the remaining balance of $102,056 of the accrual related to the Termination and Release Agreement with our former President, and the investment in inventory of $266,574.

Net Cash Used in Investing Activities

Cash flows used in investing activities during the Transition Period amounted to $6,971 and related to the purchase of computers and wildland field equipment.

Cash flows used in investing activities in fiscal 2015 amounted to $21,743 consisting of investments in computer and office equipment upgrades.

Cash flows used in investing activities for fiscal 2014 amounted to $72,851 which consisted of the purchase of a vehicle, mobile mixing equipment and general office equipment.

Net Cash Provided By Financing Activities

Cash flows from financing during the Transition Period were $2,161,615 as compared to $3,742,373 and $5,180,861, respectively, for fiscal 2015 and 2014.

During the Transition Period, the Company received $110,000 in exchange for 290,437 shares of common stock in connection with a private placement with two accredited investors, received $199,120 in exchange for 457,797 shares of common stock in connection with asset purchase agreement with Lincoln Park Capital and received $1,890,000 in exchange for convertible notes with conversion rates from $0.47 to $0.78 per share and two year warrants to purchase 1,531,057 shares of common stock at an exercise price of $2.00 per share from its president and principal shareholder The amounts received were used to make payments on insurance premium finance contracts of $37,505 as well as provide us with working capital.

During fiscal 2015, GelTech received $2,305,000 from the sale of common stock and warrants, $150,755 from the sale of common stock in private placements and received $1,375,000 in advances against its convertible secured line of credit. These receipts were used for working capital, capital expenditures and to repay $88,382 of insurance financing.

During fiscal 2014, GelTech received $570,000 from the sale of stock to Lincoln Park Capital Fund, LLC, or Lincoln Park, $2,131,527 from the sale of common stock to accredited investors in private placement transactions, $1,705,000 from the sale of common stock and warrants to accredited investors in private placement transactions, $25,000 from the exercise of warrants for cash, $18,200 from the exercise of options for cash and $1,000,000 from convertible notes with related parties. These receipts were used for working capital, capital expenditures for equipment and vehicles to repay third party convertible notes of $115,822, to repay related party convertible notes of $85,880 and to repay $67,164 of insurance financing.

Historical Financings

Since July 1, 2013, GelTech has raised $6,406,025 from the sale of common stock in connection with private placements with 26 accredited investors including Michael Reger, our President and principal shareholder. In consideration for their investments, GelTech issued 11,207,395 shares of common stock at prices ranging from $0.20 to $1.32 per share and 3,979,344 two year warrants with an exercise price of $2.00 per share

From February 2, 2015 until the filing date of this prospectus, the GelTech has received $3,945,000 in advances, at conversion rates from $0.24 to $0.82 per share against its convertible secured line of credit agreement with its president and principal shareholder. In connection with these advances the Company has issued two-year warrants to purchase 4,420,010 shares of common stock at $2.00 per share.

Under the terms and subject to the conditions of the Lincoln Park Purchase Agreement, GelTech has the right to sell, and Lincoln Park is obligated to purchase, up to $10 million in shares of the Company’s common stock, subject to certain limitations, from time to time, over the 30-month period commencing on the date that a registration statement, which the Company agreed to file with the SEC pursuant to the Registration Rights Agreement, is declared effective by the SEC. The Company filed the registration statement and it was declared effective by the SEC on October 16, 2015. The Company may direct Lincoln Park, at its sole discretion and subject to certain conditions, to purchase up to 50,000 shares of common stock on any business day, provided that at least one business day has passed since the most recent purchase, increasing to up to 150,000 shares, depending upon the closing sale price of the common stock (such purchases, “Regular Purchases”). However, in no event shall a Regular Purchase be more than $500,000. The purchase price of shares of common stock related to the future funding will be based on the prevailing market prices of such shares at the time of sales, but in no event will shares be sold to Lincoln Park on a day the common stock closing price is less than $0.25 per share. In addition, the Company may direct Lincoln Park to purchase additional amounts as accelerated purchases if on the date of a Regular Purchase the closing sale price of the common stock is not below $1.00 per share.  Since October 2015, the Company has issued 966,619 shares of common stock (representing 950,000 shares under Regular Purchases and 16,619 commitment shares) in exchange for $424,365 in connection with the Lincoln Park Purchase Agreement.

Liquidity and Capital Resource Considerations

As of March 28, 2016, we had approximately $152,000 in available cash.

Until we generate sufficient revenue to sustain the business, our operations will continue to rely on Mr. Reger’s investments and the Purchase Agreement with Lincoln Park. If Mr. Reger were to cease providing us with working capital or we are unable to generate material revenue, we will have to scale back our operations or cease doing business. Although we do not anticipate the need to purchase significant additional material capital assets in order to carry out our business, it may be necessary for us to purchase additional support vehicles in the future, depending on demand.

Ultimately, if GelTech is unable to generate substantial cash flows from sales of its products or complete financings, it may not be able to remain operational.

Related Party Transactions

For information on related party transactions and their financial impact, see Note 7 and Note 9 to the consolidated financial statements contained herein.

New Accounting Pronouncements

See Note 1 to our consolidated financial statements included herein for discussion of recent accounting pronouncements contained herein.

BUSINESS

GelTech is a Delaware corporation organized in 2006. Our current business model is focused on the following environmentally friendly products:

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FireIce® products – a line of fire suppression and fire retardant products and the equipment used for their varied applications, including the Emergency Manhole FireIce Delivery System, or EMFIDS, and FireIce Shield®, a line of asset protection products,

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Soil2O®Dust Control products – including Soil2O® “Dust Control” which is effective at controlling airborne particulate matter while substantially reducing water usage on traffic areas, and Soil2O® Soil Cap, a product which is effective at controlling dust and erosion of non-traffic and storage areas, and

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Soil2O® – a line of agricultural moisture retention products, including Soil2O® Topical and Soil2O® Granular.

FireIce®

Product Overview

We market FireIce® and the related equipment to deploy FireIce® to the following industry sectors:

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State and Federal agencies responsible for protecting property and natural resources from wildfires.

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Municipal fire departments and firefighting agencies responsible for responding to fires primarily in urban areas.

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Utility companies responsible for protecting above ground and underground infrastructure while improving safety for workers and the public.

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Other industrial and agricultural companies and organizations to protect assets and crop stockpiles.

Characteristics of our FireIce® Product

FireIce® is the registered trade name of our fire suppression product. FireIce® is a dry powder that when added to water in very low concentrations, rapidly absorbs water to produce a gel whose viscosity depends on the selected concentration. The dry powder can be easily mixed with water. Within seconds of being mixed with water, FireIce® is ready to use and turns into a fire preventing, heat absorbing and fire suppressing gel. In many applications the gel forms a cohesive layer which acts as a vapor barrier and prolongs the effectiveness of the water. Due to the gel layer created by FireIce® on burning and adjacent objects, FireIce® also has the ability to suffocate a fire.

FireIce® has the following properties. We believe it:

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is non-toxic,

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is environmentally safe,

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is non-corrosive to metals,

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mixes easily with water,

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reduces the threat of a fire rekindling,

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has superior vertical adhesion ability for structure / exposure protection,

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extinguishes fires more rapidly than traditional methods, and

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is lighter when mixed with water than competing products thus reducing airframe stress in aerial applications.

Industry Segments

Wildland Agencies

According to the National Interagency Fire Center, as of the end of August, there have been 43,819 wildfires involving 8.2 million acres thus far in 2015, which compares to 38,528 fires involving 2.7 million acres during the same period last year.  The United States Forest Service, or the Forest Service, and the Department of the Interior are responsible for protecting most federal lands from wildfires. For their fiscal year ended September 30, 2015, approximately $4.8 billion has been appropriated to the Forest Service and the Department of the Interior for the purpose of protecting federal lands from wildfires, which includes approximately $708 million to be used in the suppression of wildfires.

FireIce® is used to combat wildfires in several ways. Our product is dropped from airplanes either directly on wildfires to extinguish them or it is dropped in the path of an advancing wildfire to create a firebreak or to protect property. Aerial applications utilize FireIce® which is offered in several colored variations, designed to be visible from the air. Two of the colorants, a Fugitive Orange (Sunset Orange) and a Fugitive Blue (Cool Blue) were approved by the Forest Service Qualified Product List, or the QPL, in 2014. The colored products are designed specifically for wildland applications, and compete with existing long term retardant products that are on the market. In addition, wildland firefighters can use our non-colored product to fight wildfires on the ground.

Recognizing the potential for FireIce® and the tremendous marketplace for aerial firefighting in conjunction with the Forest Service and State Forestry Services in each state, GelTech applied and has been listed on the QPL List since March 2012. Inclusion on the QPL List qualifies our product for use to fight brush and wildfires on State and Federal lands. In May 2014, we were one of three companies to be awarded blanket purchase agreements by the Forest Service to provide FireIce® product and services in support of single engine air tankers (SEATS), helicopters and very large air tankers (VLATS) in aerial wildland firefighting operations and also for wildland firefighting ground operations. While these agreements do not require the Forest Service or other governmental agencies to use our product or services, the agreements establish the pricing and terms in the event any of these agencies deploy our equipment and product to fight wildfires.

Since we received these agreements, we have been deployed by the Bureau of Indian Affairs on wildfires in New Mexico and Minnesota and have been used on a limited basis by the Forest Service to fight fires in Washington and Florida. Under the terms of our approval by the Forest Service, FireIce® may be deployed for use on wildfires except in fixed-tank helicopters and multi-engine planes.

In addition, during the fiscal year ended June 30, 2015 and continuing through the date of this prospectus, FireIce® has been used by state agencies to suppress wildfires in ten states, an increase from five states in the fiscal year ended June 30, 2014 in the United States and was used by provincial agencies in two provinces in Canada. Product demonstrations, evaluations and pilot programs are scheduled with state agencies in additional states, Canadian provinces and with a federal agency in the fall of 2015. During the 2015 Transition Period, sales to wildland agencies accounted for approximately 46.9% of our revenues.

Municipal Agencies

According to the National Fire Protection Association, in 2013 there were 1,240,000 structural fires in the United States that caused approximately $11.5 billion in damage. In 2014, there were 26,531 structural fires in New York City alone, where the fire department had an operating budget of $1.8 billion for their 2015 fiscal year.

Municipal Agencies use FireIce® in multiple ways. FireIce® is educted (mixed on the fly), using our patented FireIce® educator, directly into firelines utilizing pumper trucks or fire hydrants to either be sprayed directly on structural fires to suppress them or sprayed on adjacent structures to protect them. In addition, FireIce® is also deployed from FireIce® fire extinguishers to combat fires in close quarters.

In September 2015, the Company signed an exclusive distribution agreement with a company to sell FireIce® and its related equipment to municipal fire departments in the United States. This distributor has already made inroads in the northeast United States with numerous municipal departments in Massachusetts, New Hampshire and Maine.  During the Transition Period, sales of FireIce® to municipal departments represented 12.3% of our revenues.

Power Utilities

According to a Harris Williams & Co. 2010 White Paper, power companies will invest between $1.5 and $2.0 billion in transmission and distribution infrastructure through 2030 to meet the growing demand for electrical power. The low voltage electricity transmission infrastructure includes approximately 64 million utility poles spanning 2.1 million overhead transmission miles and 1.1 million manholes servicing 66,000 underground transmission miles according to a February 2013 article in PowerGrid International magazine. FireIce® can be instrumental in protecting this infrastructure investment and by providing a safer work environment for utility workers. FireIce® is used by utility companies to protect wooden utility poles and surrounding property either by coating the poles during routine right of way controlled burn maintenance or by extinguishing poles that have ignited. To date these utilities have accomplished these tasks using FireIce® Fire Extinguishers which are rated for use on Class A combustibles such as wood, paper, plastic, cloth and the products derived from these materials.

We have performed research and development in conjunction with Consolidated Edison, or Con Ed, to develop a preferred solution to combat or prevent fires in underground utility structures (manholes). This led to the development of the EMFIDS which is an innovative system designed to deliver a mixture of FireIce® and water into a manhole. This stream of FireIce® and water is intended to coat the ladder and the utility worker in the event of an incident involving an explosion or fire in the manhole while utility workers are performing routine repairs or maintenance. The unit has been designed by GelTech to be quickly set up and disassembled by utility crews. EMFIDS delivers FireIce® from custom designed strategically located spray nozzles. The FireIce® and water mixture is contained in a pressurized tank which is mounted to the utility company’s vehicle and is connected to the unit by one hose; that connects to the spray device which is deployed inside the manhole.  EMFIDS can be activated either manually by pressing an activation button on the control panel located in the maintenance vehicle or automatically by a heat sensor located near the opening to the manhole. Once activated, the system is designed to deliver FireIce® continuously for at least one minute. The main purpose of EMFIDS is to maintain the integrity of the ladder in the manhole and to coat the utility worker with FireIce®, providing the worker the opportunity to escape the manhole thereby improving the worker’s chance for survival.

In September 2013, we delivered an initial order of EMFIDS units to Con Ed resulting in revenue of $425,000. Since that order, we have not sold any additional EMFIDS units. Development of EMFIDS II, a more effective and easier-to-deploy version, has recently been completed. We have begun marketing these EMFIDS II units to other utility companies and have received interest from several companies in the United States. Revenues from the utilities industry amounted to 14.4% of sales during the six month Transition Period.

Other Industries

Due to its environmentally friendly and nontoxic characteristics, FireIce® is uniquely suited to suppress and retard fires related to biomass and agricultural stockpiles that routinely spontaneously combust and easily spread.  FireIce® can be sprayed directly on these fires to extinguish them and can be used to protect adjacent stockpiles. As this is a new market for our products, we are encouraged by the initial response from customers.  Sales to these entities made up 6.8% of revenues during the six month Transition Period.

In fiscal 2015, the Company began selling an asset protection product under the name FireIce Shield®. The initial product offering under this line is being marketed to plumbers and welders who use the product to protect areas in close proximity to welding or soldering. In 2015, we began working with a company that owns cell phone towers to develop a portable system which is able to deploy FireIce® Shield on cell phone towers to protect cabling inside and at the base of towers when workmen are welding in connection with structural maintenance or in conjunction with affixing additional equipment to the towers. We have completed a prototype of the equipment and have produced six production units for testing in March 2016.

In addition, we began selling FireIce Shield® in two liter pressurized canisters for use by police departments and other first responders to protect property and people from fire until fire department personnel can arrive on scene.   These units which have primarily been sold through our distributor, FireIce Solutions, have been favorably received representing 2.7% of revenues during the six month Transition Period.

In response to the large number of homes lost due to wildfires, the Company developed the Home Defense Unit which previously sold in three versions (i) an industrial version which included a pressure cleaner, a patented wand assembly and FireIce® powder; (ii) a smaller version for homeowners which consisted of a smaller pressure cleaner, a patented wand assembly and FireIce® powder; and (iii) the patented wand assembly and FireIce® powder for those homeowners who have pressure cleaners. In fiscal 2014, we discontinued sales of pressure cleaners and have limited sales to our patented wand assembly and FireIce® powder which we refer to as the “HDU Wand Kit”. During the six month Transition Period, sales of HDU Wand Kits were immaterial.

Sales and Marketing

We market and sell FireIce® through fire equipment distributors, online and direct marketing, attending fire industry national trade shows and through our sales staff members who call on potential customers and respond to inquiries.

In addition to domestic sales, we have also devoted efforts to sell FireIce® internationally. We believe the international market may provide us an important opportunity.

In November 2011, we entered into an exclusive distribution agreement for Australia. Our distributor, which has operations in 38 countries and generates annual revenues of €2 billion, is required to make minimum annual purchases in order to retain its exclusive status. To date, our Australian distributor has not met their minimum purchase commitments. In March 2012, GelTech entered into a five year exclusive distribution agreement for Turkey. In order to maintain exclusivity, the distributor has agreed to minimum annual purchases totaling $925,000 over the next five years. Our Turkish distributor was required to make minimum purchases of $175,000 through 2013. To date, the Turkish distributor has made product purchases totaling $88,000 and therefore this agreement is no longer exclusive.

Raw Materials and Suppliers

The raw materials for FireIce® are in abundant supply. The base ingredients of FireIce® are manufactured by a third party and packaging is performed for us by three other third parties. There are several other companies that are able to manufacture the base ingredients and there are numerous sources for the parts needed to manufacture the EMFIDS.

Competition

The fire suppression market is highly competitive. However, we believe we will be able to compete effectively because:

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FireIce® is more effective than other fire suppressants.

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The price per mixed gallon of FireIce® is significantly less than our competitors’ products.

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The effectiveness of FireIce® to rapidly extinguish and deter rekindling, allows fire departments to put out fires faster which save manpower and overtime costs associated with spending extra time on a fire scene.

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Once a fire has been extinguished, any dispensing system used to apply FireIce® can be easily cleaned with water from a garden hose.

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FireIce® is the only water enhancing gel that can be easily mixed and applied to fires as a suppressant.

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When mixed with water, FireIce® weighs less than other fire retardants/suppressants currently being used thus reducing stress on aircraft airframes and improving pilot safety.

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FireIce® is superior to foam. Foam consists of air bubbles in water and a small amount of surfactant. When the bubbles burst, the foam collapses. When mixed with FireIce®, water is held by a three-dimensional network of cross-linked polymers. When FireIce® is applied to the fire, the water evaporates and the liquid collapses, sapping the fire of not only heat but oxygen as well. It takes longer for water to evaporate from our polymer than for air bubbles to burst.

In the wildland firefighting industry, the market is made up of the numerous state and federal agencies responsible for protecting state and federal wildlands and parks. The market leader in the wildland chemicals industry is Phoschek. Because of the strong relationships Phoschek has with these agencies, many dating back to the 1960’s, and the natural resistance to change, which can be even greater in the government sector, we have encountered significant resistance as we attempt to gain market share. Nonetheless, we believe that FireIce® has distinct advantages over Phoschek’s products in aerial attack and ground operations. FireIce® is significantly less expensive to purchase and operate, more effective at suppressing fires, is non-corrosive to aircraft parts, is lighter than current Phoschek products thus reducing airframe stress and maximum load issues while increasing pilot safety, is not harmful to plant fish and wildlife and has superior drop characteristics. Phoschek is classified by the Forest Service as a long-term retardant, but current tactics include using it in direct attack. FireIce® is classified by the Forest Service as water enhancer and has been effectively used by multiple agencies in “direct attack” and as medium-term retardant used in “indirect attack”. Direct attack is when the product is dropped directly on the edge of a fire. Indirect attack is when the product is used to create a fire break in front of the fire. Some long-term retardant gels take time to dry and cure in order to create a fire break. FireIce® is ready immediately to be used on fires. Based on these factors and our successes with the state and federal agencies that have used FireIce®, we believe we will eventually overcome the competitive barriers.

Another significant competitor is Tyco Fire & Security, a major business segment of publicly-traded Tyco International Ltd. (NYSE: TYC). Tyco Fire & Security produces ANSUL®, a premium brand of special hazard fire protection products including fire extinguishers and hand line units, pre-engineered restaurant, vehicle, and industrial systems; sophisticated fire detection/suppression systems and a complete line of dry chemical, foam, and gaseous extinguishing agents. Tyco Fire & Security is a well-funded company and has significantly more financial, marketing and sales resources than us. Ansul’s main sales thrust is the installation of “in building” fire suppression systems, but they manufacture a wide variety of products. They also have an extensive distributor list and have a significant share of the market that we are attempting to enter.

National Foam, part of the Kidde Fire Fighting organization, is a manufacturer of foam concentrate, foam proportioning systems, fixed and portable foam firefighting equipment, monitors, nozzles and specialized big flow pumping solutions. National Foam has historically been at the forefront of foam firefighting and fire control technology and is the acknowledged world leader in providing foam based solutions. National Foam has significant financial resources and is part of a large firefighting company conglomerate. Thus, it has significantly more financial, marketing and sales resources than we do.

Thermo-Gel® provides the firefighting industry with a product that can be used for structure protection, exposure protection, defensible perimeters and wet lines. This product consists of superabsorbent polymers-polyacrylamide and sodium polyacrylate, mineral oil, and surfactants, and is supplied as a liquid concentrate which is mixed in an eductor. It requires expensive specialized equipment to use. Thermo-Gel is used in fighting active fires, wildland fires, prescribed burns, aviation applications, and in the protection of all types of structures from homes to commercial and industrial investments. This product has been approved by the Forest Service. In addition to the expense of the equipment needed to use the product, ThermoGel also requires frequent agitation to remain usable, has poor drop characteristics, requires a 30 minute hydration time and is difficult to clean off of aircraft, mixing equipment and airport tarmacs.

There are no systems comparable to EMFIDS that are readily available in the market. There are other safety products for utility workers, but none are capable of delivering fire suppression and structure protection immediately following an underground event.

Seasonality

There is no real seasonality to structural fires. These occur throughout the year. In wildland fires, FireIce® use will be more likely during the warmer, drier summer months when forest and other wildland fires are more prevalent. However, in Southern California wildland fires occur year round and are most damaging in September and October. This seasonality may be minimized if we are able to expand our distribution internationally to countries in the Southern hemisphere.

Utility workers perform maintenance on underground systems year round. As such, demand for EMFIDS should be year round, however there may be some seasonality based upon utility capital budgeting cycles. The occurrence rate for manhole fires is highest in the summer and winter months.

Dust Control

Industry Overview

Dust control is vital to several industries including agriculture, construction, mining and transportation. In response to the level of dust emissions from agricultural, mining and other industries, the Environmental Protection Agency, or the EPA, issued proposed rules titled National Ambient Air Quality Standards for Particulate Matter which were published in the Federal Register on June 29, 2012. These proposed rules reduce the amount of allowable dust released in the air by one-half. According to the EPA’s website, dust accounts for over 25% of particle matter smaller than 2.5 micrometers in diameter, which are the major cause of reduced visibility or haze in parts of the U.S., and it accounts for over 78% of particle matter smaller than 10 micrometers in diameter, which causes respiratory related health issues. Dust also causes environmental damage such as acid rain, increased acidity in lakes and streams, depletion of nutrients in the soil and damage to sensitive forests and farm crops. In terms of agriculture, the U.S. Department of Agriculture, or USDA, estimates the total annual cost of soil erosion from agriculture in the U.S. is about $44 billion per year. According to the Global Education Project, nearly one-third of the world’s cropland has been abandoned because of soil erosion and degradation over the past 40 years. In terms of mining, according to the U.S. Geological Survey, a bureau of the U.S. Department of the Interior, reported that in 2012, there were about 4,155 stone quarries and 93 stone mines which release large amounts of dust in the atmosphere.

The Products

GelTech currently markets two products for dust control, Soil₂O® “Dust Control” and Soil₂O® Soil Cap.

Soil₂O® “Dust Control”

Soil₂O® “Dust Control” launched in 2011 is highly effective in a variety of commercial and industrial markets with dust control and moisture retention problems including road construction sites, rock pits, unpaved roadways, landfills and coal piles. In contrast to the standard product used on gravel roads and rock pits and other dust causing surfaces, Soil2O® “Dust Control” is environmentally friendly and requires significantly less water. Water is commonly transported to sites in large trucks. Thus, “Dust Control” reduces a company’s carbon footprint by reducing the number of vehicle trips. In addition, fewer trips reduces labor, water and fuel costs and reduces the wear and tear on vehicles and equipment.

Soil₂O® Soil Cap

The Company launched Soil₂O® Soil Cap in July 2014.  Soil₂O® Soil Cap is a dust control solution designed to stabilize stockpile erosion caused by wind and rain. Soil₂O® Soil Cap is an easy to use, non-corrosive, environmentally safe solution used by mining operations and quarries on non-traffic areas of construction sites. The product leaves no residue and is non-flammable and non-volatile, unlike many competing products.

Uses

Soil2O® “Dust Control” may be used in a variety of ways to control dust in multiple industries, including the following:

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Soil2O® “Dust Control” may be sprayed on mining, rock quarry or landfill haul roads to eliminate dust from traffic areas, and

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Soil2O® “Dust Control” can be sprayed on quarry conveyor belts to reduce airborne dust, and

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Soil2O® “Dust Control” can be sprayed on horse tracks and corrals to reduce airborne dust, and

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Soil2O® “Dust Control” can be used to maintain unpaved raceways and parking lots at rural dirt tracks and other venues used for auto racing.

Soil2O® Soil Cap may be used in a variety of ways to control dust in multiple industries, including the following:

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Soil2O® “Dust Control” may be sprayed on mining or rock quarry stockpiles to reduce erosion and dust, and

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Soil2O® “Dust Control” can be sprayed on non-traffic areas of construction sites.

Benefits

Soil2O® “Dust Control” is beneficial because it will reduce the number of times companies will need to spray haul roads, thus reducing water usage, fuel, vehicle maintenance and labor costs. In addition, the product is non-toxic and environmentally friendly and can be integrated into the reclamation process for mining companies.

Soil2O® Soil Cap is beneficial because it very easy to mix and apply, is environmentally friendly and reduces erosion of product stockpiles while also reducing airborne dust on mining and construction sites.

Sales and Marketing

We began sales of Soil2O® “Dust Control” in Southern California in March 2011 and currently have one full-time employee responsible for selling the product, focusing on dust control for the rock quarry, construction, and agricultural industries.

In January 2014, the Company entered into a national vendor agreement with White Cap HD Supply, the leading distributor of specialty hardware, tools and materials for large and medium-sized contractors. Under the agreement, White Cap is currently stocking Soil2O® “Dust Control”, Soil2O® Soil Cap and related equipment in the southwestern United States, primarily in the southern California and Arizona market.

Sales of dust control products accounted for 4.0% of revenues during the six month Transition Period.

Competition

Competition in the dust control industry runs the gamut from regional providers of product, trucks and equipment to multinational chemical companies providing chemical solutions and application equipment on a global basis. Generally speaking, the industry consists of products made up of chemical compounds that are in some form or fashion petroleum based, are much more expensive per application and are not environmentally friendly. A large number of companies have chosen to use water alone to mitigate airborne particulate matter. For these companies, our product can be most helpful by reducing the number of watering trips necessary to control dust thus reducing the overall cost of dust control and reducing the cost of any remediation which may be required by current EPA guidelines.

There are a few niche dust control products in the marketplace. The main and most widely used product is Magnesium Chloride, or MagChloride. MagChloride has a hygroscopic quality which has the ability to absorb moisture from the air, controlling the number of small particles which become airborne. MagChloride still needs many laps with a water truck to keep it hydrated and working. After just a few applications our “Dust Control” product helps to limit the times a water truck is needed, saving fuel, labor costs, and thousands of gallons of water per day.

Soil2O®- Agricultural Application

Industry Overview

According to the USDA, although less than 15 percent of U.S. cropland is irrigated, agriculture accounts for 80 percent of the nation’s consumptive water use. According to the World Bank, agricultural water management is a vital practice in ensuring food security, poverty reduction, and environmental protection. However, irrigation in all forms costs billions of dollars a year. Specifically, irrigation for golf courses can be costly as well. According to the United States Golf Association, it is not uncommon for irrigation systems to cost more than $1 million per golf course. Effective irrigation and water management practices can help maintain profitability for farmers and golf course managers in an era of increasingly limited and more costly water supplies.

Drought conditions also affect the cost of agriculture and water consumption. In August 2012, drought conditions in the U.S. caused corn yields – which account for nearly 40% of the global harvest – to be 17% lower than expected, contributing to a rise in food prices. In response, the federal government passed a $383 million emergency drought aid package for farmers, also known as the Agricultural Disaster Assistance Act of 2012. Furthermore, President Obama announced that farmers would be provided with nearly $80 million in additional funding, and several State legislatures passed emergency drought assistance legislation as well.

The Product

We are marketing two distinct versions of Soil₂O®; a unique, topically applied version, called Soil₂O® Topical, and a long term version called Soil₂O® Granular, that is applied prior to planting. Soil₂O® Topical is a fine particle blend that is mixed with water and is for use on existing grass and can be applied using any type of spray rig or backpack sprayer. Soil₂O® Granular has been formulated to be tilled into the top four to six inches of the soil to assist in replacing and replanting of grass, including sodding and seeding, and is also recommended to be used during the planting of trees, shrubs, and annuals. Soil₂O® Granular is appropriate for planting situations in which the grass is not already established. We are now selling both versions to our distributors which are marketing the products to the agricultural and other markets.

Soil₂O® Granular’s main ingredient is polyacrilamide cross-linked polymer. Versions of this product have been used in the agricultural industry for many years. Soil₂O® can absorb hundreds of times its weight in water. Water is rapidly drawn into a polymer network where it is stored. As the soil dries out, the polymer releases up to 95% of the water it has absorbed back into the soil. Therefore, the water becomes available when the plants need it most.

Both Soil₂O® Topical and Granular naturally degrade over time in soil. Sunlight and salinity exposure make it break down faster. Soil₂O® Topical is used as a top dressing and sprayed onto already established turf and grasses. Our formulation provides a specifically formulated particle size which, with irrigation, gets down to the roots to supply turf and grasses with water and nutrients. Since the Soil₂O® Topical particle size is very small and not as protected from the ultraviolet light given off by the sun as the granular form, it is broken down much more rapidly than the granular. Soil₂O® Granular is tilled directly into the soil and will last for three to five years without having to be reapplied. The market for the granular product includes newly-designed golf courses, courses doing replanting as part of their continual golf course maintenance or any new landscaping project. Although granular form re-orders for large scale use may be limited due to its long duration in soil, we expect it to be used in both industrial and retail markets for the planting of landscaping which always has constant turnover due to landscaping re-design, re-planting and young tree mortality rates. We are marketing both versions of Soil₂O® to the agricultural market.

Uses

Soil2O® has multiple potential uses in the agricultural market:

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Soil2O® products are specially designed for use as a soil conditioner for water and nutrient retention, interior and exterior farming including growers, turf farms and greenhouses, landscaping, forestry, horticulture and golf course maintenance. Each product’s goal is to increase the water holding capacity of soils and potting mixes, thereby reducing the frequency of irrigation, as well as reducing leaching of valuable nutrients.

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Soil2O® can also be beneficial for lawns and sod by improving germination and promoting regular even growth of lawns. This is especially useful for turf farms, golf courses and grass in parks and gardens.

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Soil2O® can be effective in agriculture, particularly in commercial farming. By storing water for later release as the soil becomes drier, Soil2O® delays wilting and makes it possible for certain plants to become better established while waiting for rain or irrigation to begin. In one test, the use of Soil2O® in rain fed sugar cane increased the yield by approximately 25%.

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By absorbing fertilizer, Soil2O® reduces the amount that runs out of the soil and makes it available to the plants for a longer period of time.

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Soil2O® can be used in the planting of trees, bushes and saplings by enhancing root development and reducing mortality rates due to transplant shock.

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Soil2O® can keep plants, trees and cut flowers hydrated and thereby facilitate their transportation over long distances.

We believe that the water scarcity in the U.S. has created an opportunity to demonstrate to governments that Soil2O® can provide a solution for the agricultural market in areas where farmers use irrigation to water crops. In addition, the agriculture market has a substantial problem in related to fertilizer and nutrient leaching. Soil2O® has been shown to be successful in retaining fertilizer and nutrients at the root level, thus reducing leaching.

Sales and Marketing

GelTech has focused its marketing efforts for Soil₂O® Topical and Granular to applications for agriculture, golf courses and commercial landscapers. Golf course superintendents find the product works well on berms and around sand traps where water run-off is an issue. Commercial landscapers use our granular product to improve growth and reduce plant mortality for new plantings.

During the six month Transition Period, Soil2O® accounted for 2.7% of our revenue.

In July 2015, in response to the extreme drought conditions in Southern California, GelTech began test marketing a Home Lawn Kit to provide homeowners with the opportunity to apply our Soil₂O® Topical to their lawns, enabling them to cut back the amount of watering, thus allowing them to maintain their lawns and still be in compliance with the strict water restrictions being enforced by local water districts. The test market was conducted in a small geographic area around Pasadena, after a survey of local residents indicated that there would be demand for such a product.

Raw Materials and Suppliers

Our Soil2O® base ingredients are manufactured for us by a third party. There are several other companies that are also capable of manufacturing the main ingredients.

Competition

Polymers have been marketed on and off for over 20 years as additions to soil to increase water retention and reduce irrigation. Numerous companies appear to have products that are very similar to Soil2O®. Some of these companies are:

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Horticultural Alliance, Inc.

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Turbo Technologies, Inc.

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American Soil Technologies, Inc. [OTCPINK: SOYL]

The first two are private companies and it is unclear what financial, marketing and sales resources they have compared to us. On the other hand, American Soil Technologies, Inc. files reports with the SEC. However, from American Soil’s filings with the SEC, it is clear that it has experienced significant losses, has nominal revenue and assets, has a large accumulated deficit and has a working capital deficit which may hamper its ability to compete. It supplies polymer soil additions and other related products. American Soil has an exclusive license to two method patents with cross-linked and linear polymers as their basis. They also have a patent on a slow release liquid fertilizer. American Soil also has two patents on a machine designed to install its liquid products in mature turf as well as some standing crops. Since we do not currently have a patent on Soil2O® itself or on any of its uses, it is possible that a competitor could reverse engineer Soil2O® and market it under its own brand name.

Seasonality

We anticipate that sales of Soil2O® will be higher during the spring and summer quarters. However, we do not expect as much seasonality in the Southeastern areas that generally experience year round growing cycles, with the sale of the agricultural products preceding the growing cycle of various crops. We also believe a demand for Soil2O® may be higher if the drought conditions affecting the Midwestern and Southwestern U.S. persist.

Intellectual Property

The following are patents and patents pending for products we currently market or expect to market:

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U.S. patent, Patent No. 8,555,991 – Process and Device for Fire Prevention and Extinguishing;

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U.S. patent, Patent No. 7,992,647 – Process and Device for Fire Prevention and Extinguishing;

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U.S. patent, Patent No. D649,294 – Firehose Eductor;

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U.S. patent application, Serial No. 61/430,601 – Method of Controlling Road Dust in Strip Mines;

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U.S. patent application, Serial No. 61/4513,410 – Strip Mine Conveyor Belt Dust Control;

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U.S. patent application, Serial No. 13/928,007 – Home Safety Kit;

●

U.S. patent application, Serial No. 61/754,068 – Device for Treating Manhole Electrical Fires;

●

U.S. patent application, Serial No. 61/755,237 – Device for Suppressing Electrical Conduit Fires;

●

U.S. patent, Patent No. 9,072,922 – Fluid Dispensing ladder;

●

U.S. patent, Patent No. 8,757,280 – Method of Extinguisher Underground Electrical Fires;

●

U.S. patent, Patent No. D637,357 – Fire Extinguisher Dispensing Hose;

●

U.S. patent, Patent No. D684,662 – Firehose Handheld Eductor Nozzle;

●

U.S. patent, Patent No. 8,833,476 – Method and Apparatus for Extinguishing Fires;

●

U.S. patent application, Serial No. 14/109,740 – Aerial Bucket Lift Electrical Safety Apparatus;

●

U.S. patent application, Serial No. 62/008,534 – Tanker Truck Eductor System;

●

U.S. patent application, Serial No. 62/016,847 – Utility Pole Protection Device;

●

U.S. patent application, Serial No. 62/018,894 – Method and apparatus for treating underground conduits;

●

U.S. patent application, Serial No. 14/309,229 – Device for Distribution of Fire Suppressant.

Our Chief Technology Officer continues to develop potential new products. We recently filed new patent applications, some of which are to improve our existing technologies and others are for new products.

We claim trademark rights to the following marks. Federal trademark applications are on file with the United States Trademark Office:

●

GelTech Solutions®

●

FireIce®

●

SkinArmor™

●

Soil2O®

●

FireIce Shield®

Employees

As of March 28, 2016, we had 17 employees all of which are full-time employees. We hire independent contractors on an “as needed” basis only.  None of our employees are subject to collective bargaining agreements. We believe that our employee relationships are satisfactory.

Research and Development

During the six month Transition Period, GelTech spent $153,760 on research and development expenses.  During the last two fiscal years ended June 30, 2015 and 2104, GelTech spent $134,544 and $274,005, respectively, on research and development expenses.

Properties

Our corporate office is located in Jupiter, Florida. We lease our office on a month-to-month basis at a monthly rental fee of $8,417. If we were required to move, we believe that there is a large supply of commercial property available in the general area which we could lease at comparable prices. We also lease space on a month-to-month basis in an industrial yard in California which houses inventory at a monthly cost of $1,750.

Legal Proceedings

None

MANAGEMENT

The following table represents our Board of Directors:

Name	Age	Appointed
Peter Cordani	54	July 2007
Michael Becker	64	January 2012
David Gutmann	47	June 2015
Leonard Mass	74	May 2010
Phil O’Connell, Jr.	75	November 2006
Neil Reger	77	October 2013

Peter Cordani. Mr. Cordani has been our Chief Technology Officer since inception, our President since September 2013 and our Chief Executive Officer since January 21, 2014. He is the inventor of all of our intellectual property. Mr. Cordani was selected as a director because he is the inventor of our technologies.

Michael Becker. Mr. Becker has been President of the accounting firm Michael C. Becker & Co. since 1979. From 1976 until August 2007, Mr. Becker served on the Miami-Dade Fire Department and retired as the Chief Fire Officer. Mr. Becker is a Certified Public Accountant in Florida. Mr. Becker was selected as a director because of his experience as an accountant, his knowledge of the fire industry and because he is independent.

David Gutmann. From April 2015 until his appointment, Mr. Gutmann was a consultant to GelTech providing advice on sales strategy development and accountability. Since 2010, Mr. Gutmann has been an independent sales and marketing consultant and private investor.  Prior to 2010, Mr. Gutmann held various senior sales and marketing positions with Proctor and Gamble and the Coca-Cola Company.

Leonard Mass. Since September 2005, Mr. Mass has been the Vice President of Land Development in the Real Estate Development division of the Drummond Company, Inc. a company which is principally engaged in the business of mining, purchasing, processing and selling of both thermal and metallurgical coal. Mr. Mass was selected as a director for his 40 years of experience in executive management and his background in finance and management and because he is independent.

Phil O’Connell, Jr. Mr. O’Connell is an attorney and has been a partner at the law firm of Ciklin Lubitz & O’Connell and predecessor law firms since 1969. Mr. O’Connell was selected as a director because of his experience as a lawyer.

Neil Reger. Since his retirement over five years ago, Mr. Reger has been an active investor. Since his son Michael Reger has been an investor in GelTech, Mr. Reger has consulted with management on GelTech’s operations (without compensation). Mr. Reger was selected as a director because of his 45 years of business and management experience.

Executive Officers

Name	Age	Position
Peter Cordani	54	Chief Executive Officer and Chief Technology Officer
Michael Reger	52	President
Michael Hull	62	Chief Financial Officer
Daniel Simon	60	Chief Operating Officer

See above for Mr. Peter Cordani’s biography.

Michael Hull has served as our Chief Financial Officer since March 2008. From January 2010 until August 2011, Mr. Hull was President of Accounting Outsource Solutions LLC which provided Chief Financial Officer and related services to small public companies.

Michael Reger has been our President since November 7, 2014 and was our Chief Operating Officer from March 25, 2013 until being appointed President. For over 20 years, Mr. Reger has been a partner at III Associates, a registered investment advisor, and AVM, L.P., an institutional broker dealer.

Daniel Simon has been our Chief Operating Officer since November 7, 2014 and prior to that was our Director of Utility Markets beginning in October 2013. Prior to that, Mr. Simon spent approximately 40 years with Con Edison with his latest position being Emergency and Environmental Manager in Manhattan.

Mr. Michael Reger, our President, is the son of Neil Reger, a director of GelTech. There are no other family relationships between any of the executive officers and directors. Our Bylaws require that each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified. See the section titled “Certain Relationships, Related Transactions and Director Independence” below for further information concerning our employment of Cordani family members.

Corporate Governance

Board Responsibilities

The Board oversees, counsels, and directs management in the long-term interest of GelTech and its shareholders. The Board’s responsibilities include establishing broad corporate policies and reviewing the overall performance of GelTech. The Board is not, however, involved in the operating details on a day-to-day basis.

Board Committees and Charters

The Board and its Committees meet throughout the year and act by written consent from time-to-time as appropriate. The Board delegates various responsibilities and authority to different Board Committees. Committees regularly report on their activities and actions to the Board.

The Board currently has and appoints the members of: the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee. The Audit Committee has a written charter approved by the Board which was attached as Exhibit 99.1 to our Form 10-K for the fiscal year ended June 30, 2014.

The following table identifies the independent and non-independent current Board and committee members:

Name	Independent	Audit	Compensation	Nominating	Executive
Peter Cordani
Michael Becker	✓	✓	✓		✓
David Gutmann	✓
Leonard Mass	✓	✓	✓		✓
Phil O’Connell, Jr.	✓	✓	✓	✓	✓
Neil Reger

Director Independence

Our Board has determined that Messrs. Becker, Gutmann, Mass and O’Connell are independent in accordance with standards under the Nasdaq Listing Rules. Our Board determined that as a result of being (or having a family member who was) employed as an executive officer, Messrs. Peter Cordani and Neil Reger were not independent under the Nasdaq Listing Rules. The Board also considered the consulting arrangement with Mr. Gutmann prior to being appointed director in determining that Mr. Gutmann was independent.

Our Board has also determined that Messrs. Becker, Mass and O’Connell are independent under the Nasdaq Listing Rules independence standards for Audit Committee members and Compensation Committee members.

Committees of the Board of Directors

Audit Committee

The Audit Committee, which currently consists of Michael Becker, Leonard Mass, and Phil O’Connell, Jr., reviews GelTech’s financial reporting process on behalf of the Board and administers our engagement of the independent registered public accounting firm. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluations of our internal controls, and the overall quality of our financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

Audit Committee Financial Expert

Our Board has determined that Mr. Michael Becker is qualified as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC and in compliance with the Sarbanes-Oxley Act of 2002.

Compensation Committee

The function of the Compensation Committee is to determine the compensation of our executive officers. The Compensation Committee has the power to set performance targets for determining periodic bonuses payable to executive officers and may review and make recommendations with respect to shareholder proposals related to compensation matters. Additionally, the Compensation Committee is responsible for administering the 2007 Equity Incentive Plan, which we refer to as the “Plan.”

Nominating Committee

The responsibilities of the Nominating Committee include the identification of individuals qualified to become Board members, the selection of nominees to stand for election as directors, the oversight of the selection and composition of committees of the Board, establish procedures for the nomination process including procedures and the oversight of the evaluations of the Board and management. The Nominating Committee has not established a policy with regard to the consideration of any candidates recommended by shareholders since no shareholders have made any recommendations. If we receive any shareholder recommended nominations, the Nominating Committee will carefully review the recommendation(s) and consider such recommendation(s) in good faith.

Executive Committee

Our Executive Committee has the authority during intervals between the meetings of the Board to exercise all powers allowed under Delaware law and authority of the Board in the management of our business and affairs.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. Although not required, the Code of Ethics also applies to our Board. The Code of Ethics provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistle-blowing or the prompt reporting of illegal or unethical behavior. We will provide a copy of the Code of Ethics to any person without charge, upon request. The request for a copy can be made in writing to GelTech Solutions, Inc., 1460 Park Lane South, Suite 1, Jupiter, Florida 33458, Attention: Mrs. Darlene Cordani.

Communication with our Board of Directors

Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at GelTech Solutions, Inc., 1460 Park Lane South, Suite 1, Jupiter, Florida 33458, Attention: Mrs. Darlene Cordani, or by facsimile (561) 427-6182. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There were no disagreements with our accountants during the Transition Period, fiscal 2015 or 2014 reportable pursuant to this disclosure requirement.

EXECUTIVE COMPENSATION

The following information is related to the compensation paid, distributed or accrued by us to our Chief Executive Officer (principal executive officer) and the two other most highly compensated executive officers serving as of December 31, 2015 whose compensation exceeded $100,000, which we refer to as “Named Executive Officers.”

Summary Compensation Table

Name and Principal Position (a)	Year (b)(1)	Salary ($)(c)(2)	Bonus ($)(d)(2)	Option Awards ($)(f)(3)	All Other Compensation ($)(i)(4)	Total ($)(j)

Peter Cordani Chief Executive Officer and Chief Technology Officer	Six Month Transition Period	113,557	0	135,559	3,600	252,716
	12 Months ending June 30, 2015	167,344	0	0	7,200	174,544
	12 Months ending June 30, 2014	150,000	30,000	252,719	7,200	439,919

Daniel Simon Chief Operating Officer	Six Month Transition Period	75,000	0	0	3,600	78,600
	12 Months ending June 30, 2015	150,000	0	0	7,200	157,200

Michael Hull Chief Financial Officer	Six Month Transition Period	75,000	0	0	3,600	78,600
	12 Months ending June 30, 2015	150,000	0	0	7,200	157,200
	12 Months ending June 30, 2014	150,000	20,000	252,719	7,200	429,919

———————

(1)

Year: 12 Months Ending June 30, 2015 and 2014 is comprised of the period from July 1 until June 30.  The “Six Month Transition Period” is comprised of the six months ending December 31, 2015.

(2)

Salary and Bonus: Represents cash compensation or bonus paid to the Named Executive Officer. See below for a description of Mr. Cordani’s commission.

(3)

Option Awards: The amounts in this column represents the fair value of the award as of the grant date as computed in accordance with FASB Accounting Standards Codification Topic 718. These amounts represent awards that are paid in options to purchase shares of our common stock and stock appreciation rights and do not reflect the actual amounts that may be realized by the Named Executive Officers. Our assumptions with respect to the calculation of their values are set forth in Note 1 in the consolidated financial statements contained herein. Option Award for 2015 represents the extension of the expiration date of 750,000 options with an exercise price of $1.22 held by Mr. Cordani. Option Awards for 2014 represents a 250,000 option grant which vests based upon certain milestones in GelTech’s stock price.

(4)

All Other Compensation: Represents car allowance.

Named Executive Officer Employment Agreements

The chart below summarizes the terms and conditions of employment agreements with our Named Executive Officers.

Executive	Term	Base Salary	Equity Grants
Peter Cordani	October 1, 2012 through October 1, 2020	$150,000 per year with increases if performance milestones are met (1)	800,000 stock appreciation rights (2)

Daniel Simon	August 1, 2013 through July 31, 2018	$150,000 per year (3)	150,000 stock appreciation rights (4)

Michael Hull	October 1, 2012 through September 30, 2016	$150,000 per year with increases if performance milestones are met (1)	800,000 stock appreciation rights (2)

———————

(1)

Base salary will increase to: (i) $170,000 upon GelTech generating $3,000,000 in revenue in any 12-month period, (ii) $190,000 upon GelTech generating $5,000,000 in any 12-month period and (iii) $200,000 upon GelTech generating $6,000,000 in any 12-month period.

(2)

Of the securities: (i) 200,000 vested immediately, (ii) 200,000 vest upon GelTech generating $3,000,000 in revenue in any 12-month period, (iii) another 200,000 vest upon GelTech generating $5,000,000 in revenue in any 12-month period and (iv) another 200,000 vest upon GelTech generating $6,000,000 in revenue in any 12-month period. The SARs are exercisable at $0.45 per share over a 10-year period.

(3)

Mr. Simon is also entitled to 4% commissions on sales generated by him. As of the date of this filing, Mr. Simon has been paid no commissions.

(4)

Of the securities: (i) 50,000 vested immediately, (ii) 33,334 vest upon GelTech generating $3,000,000 in revenue in any 12-month period, (iii) another 33,333 vest upon GelTech generating $5,000,000 in revenue in any 12-month period and (iv) another 33,333 vest upon GelTech generating $6,000,000 in revenue in any 12-month period. The SARs are exercisable at $1.52per share over a 10-year period.

The Compensation Committee has the discretion to increase each of the Named Executive Officers base salary. Any such discretionary increase must be based on profitability, positive cash flow or such other factors as the Compensation Committee deems important.  Additionally, the Compensation Committee will have the discretion to award each of the Named Executive Officers a bonus based upon job performance or any other factors determined by the Committee.

On January 23, 2015, GelTech approved an amendment to the Employment Agreement of Mr. Cordani.  In addition to his base salary, Mr. Cordani will receive 5% of the first $2 million of revenue generated by GelTech in 2015. The amendment was effective as of January 1, 2015. As of the filing date, Mr. Cordani had been paid an additional $55,900 as a result of this amendment. Additionally, on May 21, 2015, GelTech approved an amendment to Mr. Cordani’s Employment Agreement to extend the term of the Agreement an additional four years (now expiring October 1, 2020).

Termination Provisions

The table below describes the severance payments that our Named Executive Officers are entitled to in connection with a termination of their employment upon death, disability, dismissal without cause, or for Good Reason. All of the termination provisions are intended to comply with Section 409A of the Internal Revenue Code of 1986 and the Regulations thereunder.

Death or Total Disability	One year base salary and all equity shall vest

Dismissal Without Cause or Termination by Executive for Good Reason (1)	Greater of one year base salary and continuation of base salary through the end of the remaining term of the agreement and all equity shall vest

———————

(1)

Good Reason is generally defined as the material diminution of the Named Executive Officers’ duties due to no fault of the executive or any other action or inaction that constitutes a material breach by GelTech under the Employment Agreements.

Outstanding Awards at Fiscal Year End

Listed below is information with respect to unexercised options, stock that has not vested, and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2015:

Outstanding Equity Awards As of December 31, 2015

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)

Peter Cordani	185,008	0	0	0.667	March 16, 2018
	750,000	0	0	1.22	December 7, 2020
	175,000	0	0	0.81	September 19, 2021
	150,000	0	0	0.74	June 20, 2022
	200,000	0	600,000 (1)	0.45	October 1, 2022
	83,333	41,667 (2)	0	1.10	June 26, 2023
	0	0	250,000 (3)	1.30	July 28, 2023

Daniel Simon	50,000	0	100,000 (4)	1.52	August 13, 2023
	5,000	0	0	1.30	August 30, 2023
	10,000	0	0	0.72	December 20,2023

Michael Hull	150,000	0	0	0.60	June 2, 2021
	150,000	0	0	0.74	September 19, 2021
	200,000	0	600,000 (1)	0.45	October 1, 2022
	83,333	41,667 (2)	0	1.10	June 26, 2023
	0	0	250,000 (3)	1.30	July 28, 2023

———————

(1)

Of the stock appreciation rights (“SARs”): (i) 200,000 vested immediately, (ii) 200,000 vest upon GelTech generating $3,000,000 in revenue in any 12-month period, (iii) another 200,000 vest upon GelTech generating $5,000,000 in revenue in any 12-month period and (iv) another 200,000 vest upon GelTech generating $6,000,000 in revenue in any 12-month period.

(2)

Vests on June 27, 2016.

(3)

Vests based on GelTech’s stock price meeting certain milestones.

(4)

Of the SARs: (i) 50,000 vested immediately, (ii) 33,334 vest upon GelTech generating $3,000,000 in revenue in any 12-month period, (iii) another 33,333 vest upon GelTech generating $5,000,000 in revenue in any 12-month period and (iv) another 33,333 vest upon GelTech generating $6,000,000 in revenue in any 12-month period. The SARs are exercisable at $1.52 per share over a 10-year period.

Risk Assessment Regarding Compensation Policies and Practices as they Relate to Risk Management

Our compensation program for employees does not create incentives for excessive risk taking by our employees or involve risks that are reasonably likely to have a material adverse effect on us. Our compensation has the following risk-limiting characteristics:

•

Our base pay programs consist of competitive salary rates that represent a reasonable portion of total compensation and provide a reliable level of income on a regular basis, which decreases incentive on the part of our executives to take unnecessary or imprudent risks;

•

A portion of executive incentive compensation opportunity is tied to long-term incentive compensation that emphasizes sustained performance over time. This reduces any incentive to take risks that might increase short-term compensation at the expense of longer term company results;

•

Awards are not tied to formulas that could focus executives on specific short-term outcomes;

•

Equity awards may be recovered by us should a restatement of earnings occur upon which incentive compensation awards were based, or in the event of other wrongdoing by the recipient; and

•

Equity awards, generally, have multi-year vesting which aligns the long-term interests of our executives with those of our shareholders and, again, discourages the taking of short-term risk at the expense of long-term performance.

Director Compensation

We do not pay cash compensation to our directors for service on our Board and our employees do not receive compensation for serving as members of our Board. Directors are reimbursed for reasonable expenses incurred in attending meetings and carrying out duties as board and committee members. Under the Plan, our non-employee directors receive automatic grants of stock options as compensation for their services on our Board. Because we do not pay compensation to employee directors, Mr. Peter Cordani was not compensated for his service as a director in fiscal 2015 or during the six month Transition Period.

Director Compensation

Name (a)	Option Awards ($)(d) (1)	Total ($)(j)
Michael Becker
12 Months Ending June 30, 2015	62,666	62,666
Six Month Transition Period ending December 31, 2015	79,245	79,245
David Gutmann
12 Months Ending June 30, 2015	0	0
Six Month Transition Period ending December 31, 2015	60,957	60,957
Leonard Mass
12 Months Ending June 30, 2015	62,266	62,266
Six Month Transition Period ending December 31, 2015	73,149	73,149
Phil O’Connell, Jr.
12 Months Ending June 30, 2015	67,888	67,888
Six Month Transition Period ending December 31, 2015	79,245	79,245
Neil Reger
12 Months Ending June 30, 2015	52,222	52,222
Six Month Transition Period ending December 31, 2015	60,957	60,957

———————

(1)

This represents the fair value of the award as of the grant date in accordance with FASB ASC Topic 718. These amounts represent awards that are paid in shares of common stock or options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the directors.

Equity Compensation Plan Information Table

The following chart reflects the number of securities granted and the weighted average exercise price for our compensation plans as of December 31, 2015.

Name Of Plan	Aggregate Number of Securities Underlying Outstanding Options and Rights	Weighted Average Exercise Price Per Share ($)	Aggregate Number of Securities Available for Grant
Equity compensation plans approved by security holders (1)	11,187,840	0.84	3,812,160

Equity compensation plans not approved by security holders	—	—	—

Total	11,187,840		3,812,160

———————

(1)

Includes stock options and SARs issued under the 2007 Equity Incentive Plan.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of our common stock beneficially owned as of April 4, 2016 by (i) those persons known by us to be owners of more than 5% of our common stock, (ii) each director, (iii) our Named Executive Officers, and (iv) all of our executive officers and directors of as a group. Unless otherwise specified in the notes to this table, the address for each person is: c/o GelTech Solutions, Inc., 1460 Park Lane South, Suite 1, Jupiter, Florida 33458.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Directors and Named Executive Officers:
Common Stock	Peter Cordani (2)	2,267,677	4.4%

Common Stock	Daniel Simon (3)	15,000	*

Common Stock	Michael Hull (4)	384,833	*

Common Stock	Michael Becker (5)	463,333	*

Common Stock	David Gutmann (6)	100,000	*

Common Stock	Leonard Mass (7)	768,738	1.5%

Common Stock	Phil O’Connell, Jr. (8)	2,145,898	4.2%

Common Stock	Neil Reger (9)	1,551,772	3.1%

Common Stock	All directors and executive officers as a group (10 persons) (10)	51,192,055	64.3%

5% Shareholder:
Common Stock	Michael Reger (11)	42,994,803	57.6%

———————

* Less than 1%.

(1)

Applicable percentages are based on 49,926,898 shares outstanding as of April 4, 2016, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying options, SARs and warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, GelTech believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them. The table includes only vested options, SARs and warrants or options and warrants that have or will vest and become exercisable within 60 days.

(2)

Cordani: Mr. Cordani is a director and executive officer. Includes shares held by North Carolina River Ridge II LLC, a company managed by Mr. Cordani. It owns 652,987 shares of common stock. Thus, under SEC rules, Mr. Cordani is considered the beneficial owner as explained in Note (1). Also includes 1,343,341 shares issuable upon the exercise of vested options. Mr. Cordani is the trustee of three trusts which own 271,349 shares of GelTech.

As of March 28, 2016, GelTech’s common stock price was $0.44. Because the 200,000 vested SARs (which may not be exercised with cash) held by Mr. Cordani have an exercise price of $0.45, the table above does not include shares of common stock underlying the SARs (200,000 multiplied by (the closing stock price minus the exercise price)).

(3)

Simon: Mr. Simon is an executive officer. Includes 15,000 shares issuable upon the exercise of vested options. Does not include vested SARs which are out-of-the-money.

(4)

Hull: Mr. Hull is an executive officer. Includes 383,333 shares issuable upon the exercise of vested options.

As of March 28, 2016, GelTech’s common stock price was $0.44. Because the 200,000 vested SARs (which may not be exercised with cash) held by Mr. Hull have an exercise price of $0.45, the table above does not include shares of common stock underlying the SARs (200,000 multiplied by (the closing stock price minus the exercise price)).

(5)

Becker: Mr. Becker is a director. Includes 431,666 shares issuable upon the exercise of vested options.

(6)

Gutmann: Mr. Gutmann is a director. Represents shares issuable upon the exercise of warrants.

(7)

Mass: Mr. Mass is a director. Includes 640,000 shares issuable upon the exercise of vested options and 15,000 shares issuable upon the exercise of warrants.

(8)

O’Connell: Mr. O’Connell is a director. Includes 350,000 shares issuable upon the exercise of warrants and 730,000 shares issuable upon the exercise of vested options. Also includes: (i) 95,241 shares jointly held by Mr. O’Connell and his wife, (ii) 915,407 shares held by the Phil D. O’Connell, Jr. Revocable Trust, of which Mr. O’Connell is the trustee, (iii) 23,750 shares held by Mr. O’Connell’s wife and (iv) 40,500 shares held in trusts for Mr. O’Connell’s children, of which Mr. O’Connell is the trustee. Mr. O’Connell disclaims beneficial ownership of the securities held by his wife and this disclosure shall not be deemed an admission that he is the beneficial owner of the securities held by his wife.

(9)

Neil Reger: Mr. Reger is a director. Includes: (i) 542,307 shares of common stock and 200,000 shares issuable upon the exercise of warrants and 140,000 shares issuable upon the exercise of vested options directly held by Mr. Reger and (ii) 469,465 shares of common stock and 200,000 shares issuable upon exercise of warrants held by Mr. Reger’s wife.

(10)

Total D&O: Includes securities beneficially owned by Michael Reger, our President, and an executive officer who is not a Named Executive Officer under the SEC’s regulations.

(11)

Michael Reger: Mr. Reger is an executive officer. These shares are also included in the “All directors and executive officers as a group” beneficial ownership amount. See Note 10 above. Includes 434,681 shares of common stock held in a grantor retained annuity trust of which Mr. Reger is the trustee. Also includes 16,975,673 shares issuable upon the conversion of convertible notes and 7,687,875 shares issuable upon the exercise of warrants. Address is 777 Yamato Road, Suite 300, Boca Raton, Florida 33431.

RELATED PERSON TRANSACTIONS

The following related parties are employed at GelTech:

•

Peter Cordani’s sister-in-law is our controller and is paid $1,154 per week,

•

Peter Cordani’s mother is our receptionist and is paid $600 per week.

We believe that these salaries are at or are below the going rate of what such services would cost on the open market.

Mr. Michael Reger, son of Neil Reger, a director, is employed as President. Michael Reger has been paid no compensation for his employment with GelTech.

Since July 1, 2013, Michael Reger has purchased 6,573,361 shares of common stock for approximately $3,275,000. In connection with these purchases, Mr. Reger was issued 2,569,651 two year warrants with an exercise price of $2.00 per share.

On February 12, 2015, GelTech and Michael Reger, agreed to amend two outstanding notes held by Mr. Reger. The maturity date of Mr. Reger’s $1,000,000 (“1M Note”) and $1,997,483 (“2013 Note”) 7.5% convertible notes (collectively, the “Notes”) were extended to December 31, 2020. The maturity dates on the $1M Note and 2013 Note were originally July 11, 2018 and December 31, 2016, respectively. In consideration for extending the maturity dates, the Company amended the Notes to make them secured by all of the Company’s assets including its intellectual property and inventory and reduced the conversion price of the $1M Note to $0.35 per share.

In addition to the Notes (described above), since February 12, 2015, Mr. Reger has lent the Company $3,945,000 in consideration for the issuance of $3,945,000 of 7.5% secured convertible notes. The notes are convertible at prices ranging from $0.24 to $0.82 per share and mature on December 31, 2020. Repayment of these notes are secured by all of the Company’s assets including its intellectual property and inventory in accordance with a secured line of credit agreement between the Company and Mr. Reger. Additionally, in connection with these loans, the Company has issued Mr. Reger 4,420,010 two-year warrants exercisable at $2.00 per share.

Since July 1, 2013, Mr. Reger has been issued 1,492,591 shares of common stock in lieu of cash payments totaling $599,433for interest due under outstanding notes.

Prior to his appointment as a director, Mr. Gutmann served as a consultant for the Company. In consideration for those services, Mr. Gutmann was issued 100,000 warrants exercisable at $0.76 per share.

On January 22, 2016, the Company extended all of the outstanding warrants (3,968,258) set to expire in 2016 by 12 months. The warrants have an average exercise price of $1.94 per share. Of the warrants extended, approximately 2.4 million are beneficially owned by Messrs. Michael and Neil Reger, our president and a director.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of common stock that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on August 11, 2015 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have sold or may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of April 4, 2016. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. As used in this prospectus, the term “selling stockholder” includes Lincoln Park and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from Lincoln Park as a gift, pledge or other non-sale related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 49,926,898 shares of our common stock actually outstanding as of April 4, 2016.

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Remaining Shares to be Sold in this Offering Assuming The Company issues the Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	671,636 (2)	1.3% (3)	7,804,495	*

———————

*Less than 1%.

(1)  Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of Lincoln Park Capital Fund, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(2)  Represents: (i) 471,636 shares of our common stock acquired by Lincoln Park and (ii) a warrant previously issued September 7, 2010 and held by Lincoln Park to acquire 200,000 common shares and which are not registered hereby.  See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement.

(3)  Although we may at our discretion elect to issue to Lincoln Park up to an aggregate amount of $10,000,000 of our common stock under the Purchase Agreement, other than the shares described in the immediately preceding sentence, such shares are not included in determining the percentage of shares beneficially owned before this offering.

THE LINCOLN PARK TRANSACTION

General

On August 11, 2015, we entered into the Purchase Agreement and the Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $10,000,000 of our common stock (subject to certain limitations) from time to time over a 30-month period. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

Concurrently with the execution of the Purchase Agreement on August 11, 2015, we issued to Lincoln Park 291,097 shares of our common stock as a fee for its commitment to purchase additional shares of our common stock under the Purchase Agreement.  Additionally, we have sold 950,000 purchase shares and issued 16,619 pro rata commitment fee shares in accordance with the Purchase Agreement. Other than the shares of our common stock that we have already issued to Lincoln Park as described above, we do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until the SEC has declared effective the registration statement of which this prospectus forms a part. Thereafter and upon satisfaction of the other conditions set forth in the Purchase Agreement, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase shares of our common stock in amounts up to 50,000 shares on any single business day so long as at least one business day has passed since the most recent purchase.  We can also accelerate the amount of our common stock to be purchased under certain circumstances, based on the closing sale price of our common stock, to up to 150,000 shares or $500,000 per purchase plus an additional “accelerated amount” under certain circumstances.  The purchase price per share is based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount.  We issued 291,097 shares of our stock to Lincoln Park as a commitment fee for entering into the Purchase Agreement and we are obligated to issue up to an additional 391,645 shares pro rata as Lincoln Park purchases up to $10,000,000 of our common stock as directed by us. For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $37,500 (assuming the purchase price per share is $0.75) of our stock then we would issue 1,469 shares of the pro rata commitment fee which is the product of $37,500 (the amount we have elected to sell) divided by $10,000,000 (the amount we can sell Lincoln Park under the Purchase Agreement multiplied by 391,645 (the total number of pro rata commitment shares).  The pro rata commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park.  Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, on any business day selected by us, we may direct Lincoln Park to purchase up to 50,000 shares of our common stock on any such business day so long as one business day has passed since the last purchase.  On any day that the closing sale price of our common stock is not below $1.00 the purchase amount may be increased, at our sole discretion, to up to 75,000 shares of our common stock per purchase; on any day that the closing sale price of our common stock is not below $1.50 the purchase amount may be increased, at our sole discretion, to up to 100,000 shares of our common stock per purchase; on any day that the closing sale price of our common stock is not below $2.00 the purchase amount may be increased, at our sole discretion, to up to 125,000 shares of our common stock per purchase; on any day that the closing sale price of our common stock is not below $2.50 the purchase amount may be increased, at our sole discretion, to up to 150,000 shares of our common stock per purchase.  The purchase price per share for each such Regular Purchase will be equal to the lower of:

•

the lowest sale price for our common stock on the purchase date of such shares; or

•

the arithmetic average of the three lowest closing sale prices for our common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice, and provided that the closing price of our stock is not below $1.00, to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

•

30% of the aggregate shares of our common stock traded during normal trading hours on the purchase date; and

•

3 times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

•

94% of the volume weighted average price during (i) the entire trading day on the purchase date, if the volume of shares of our common stock traded on the purchase date has not exceeded a volume maximum calculated in accordance with the Purchase Agreement, or (ii) the portion of the trading day of the purchase date (calculated starting at the beginning of normal trading hours) until such time at which the volume of shares of our common stock traded has exceeded such volume maximum; or

•

the closing sale price of our common stock on the purchase date.

In the case of both Regular Purchases and Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as set forth above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Minimum Purchase Price

Under the Purchase Agreement, we have set a floor price of $0.25 per share.  Lincoln Park shall not purchase any shares of our common stock on any day that the closing sale price of our common stock is below the floor price. The floor price will be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction and, effective upon the consummation of any such event, the floor price will be the lower of (i) the adjusted price and (ii) $1.00.

Events of Default

Events of default under the Purchase Agreement include the following:

•

the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•

suspension by our principal market of our common stock from trading for a period of three consecutive business days;

•

the de-listing of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market, the NYSE Amex or the OTC Bulletin Board (or nationally recognized successor thereto);

•

the transfer agent’s failure for three business days to issue to Lincoln Park shares of our common stock which Lincoln Park is entitled to receive under the Purchase Agreement;

•

any breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreement which has or which could have a material adverse effect on us subject to a cure period of five business days;

•

any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

•

if at any time we are not eligible to transfer our common stock electronically or a material adverse change in our business, financial condition, operations or prospects has occurred.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, shares of our common stock cannot be sold by us or purchased by Lincoln Park under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All of the shares registered in this offering which may be sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 30 months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Lincoln Park may ultimately purchase all, some or none of the shares of common stock registered in this offering. If we sell these shares to Lincoln Park, Lincoln Park may sell all, some or none of such shares. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $10,000,000 of our common stock. Depending on the price per share at which we sell our common stock to Lincoln Park, we may be authorized to issue and sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase (1)(2)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (3)	Proceeds from the Sale of Shares to Lincoln Park Under the $10M Purchase Agreement
$0.25 (4)	8,367,552	14.37%	$2,070,714.75
$0.45 (5)	8,435,306	14.49%	$3,727,286.55
$0.75	8,536,937	14.67%	$6,212,144.25
$1.00	8,621,629	14.81%	$8,292,859.00
$1.50	6,775,402	11.64%	$9,575,635.00

———————

(1)

Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park, we are only registering 8,965,601 shares under this prospectus, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering.

(2)

The number of registered shares to be issued excludes the 291,097 commitment shares because no proceeds will be attributable to such commitment shares.

(3)

The denominator is based on 49,926,898 shares outstanding, and includes the 1,257,716 shares previously issued to Lincoln Park under the Purchase Agreement and the number of shares set forth in the adjacent column which includes the commitment fee issued pro rata up to the additional $10,000,000 million of our stock if purchased by Lincoln Park. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.  The number of shares in such column does not include shares that may be issued to Lincoln Park under the Purchase Agreement which are not registered in this offering.

(4)

Under the Purchase Agreement, we may not sell and Lincoln Park may not purchase any shares on a day in which the closing sale price of our common stock is below $0.25, as may be adjusted in accordance with the Purchase Agreement.

(5)

The closing sale price of our shares of common stock on April 1, 2016.

DESCRIPTION OF SECURITIES

We are authorized to issue 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue 5,000,000 shares of $0.001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Anti-takeover Effects of Delaware Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law.  In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various “business combination” transactions such as a merger with any interested shareholder which includes, a shareholder owning 15% of a corporation’s outstanding voting securities, for a period of three years after the date in which the person became an interested shareholder, unless:

●

The transaction is approved by the corporation’s Board prior to the date the shareholder became an interested shareholder;

●

Upon closing of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding excluding those shares owned by persons who are both directors and officers and specified types of employee stock plans; or

●

On or after such date, the business combination is approved by the Board and at least 66 2/3% of outstanding voting stock not owned by the interested shareholder.

A Delaware corporation may opt out of Section 203 with either an express provision in its original Certificate of Incorporation or an amendment to its Certificate of Incorporation or Bylaws approved by its shareholders. We have not opted out of this Statute.  This Statute could prohibit, discourage or delay mergers or other takeover attempts to acquire us.

Dividends

We have not paid dividends on our common stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

Transfer Agent

We have appointed Transfer Online, Inc. of Portland, Oregon is acting as our stock transfer agent. Their contact information is: 512 SE Salmon Street, Portland, Oregon 97214, phone number (503) 227-2950, facsimile (503) 227-6874, www.transferonline.com.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Lincoln Park, the selling shareholder.  The common stock may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

●

ordinary brokers’ transactions;

●

transactions involving cross or block trades;

●

through brokers, dealers, or underwriters who may act solely as agents;

●

“at the market” into an existing market for the common stock;

●  in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●

in privately negotiated transactions; or

●

any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Lincoln Park is an “underwriter” within the meaning of the Securities Act.

Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between Lincoln Park, or any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents.  We have also agreed to indemnify Lincoln Park and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Lincoln Park and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised Lincoln Park that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934.  With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GelTech pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, White & Lioce, P.A., West Palm Beach, Florida.

EXPERTS

The consolidated financial statements appearing in this prospectus and registration statement for the six months ending December 31, 2015 and the 12 months ended June 30, 2015 and 2014 have been audited by Salberg & Company, P.A., an independent registered public accounting firm as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering.  This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement.  We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K.  You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10:00 AM to 3:00 PM.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Also, the SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC, including the registration statement.  The website address is www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

GelTech Solutions, Inc.

We have audited the accompanying consolidated balance sheets of GelTech Solutions, Inc. and Subsidiaries (the “Company”) as of December 31, 2015, June 30, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the six months ended December 31, 2015 and each of the two years in the period ended June 30, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GelTech Solutions, Inc. and Subsidiaries as of December 31, 2015, June 30, 2015 and 2014, and the consolidated results of its operations and its cash flows for the six months ended December 31, 2015 and each of the two years in the period ended June 30, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a net loss and net cash used in operating activities in of $2,638,580 and $2,146,501, respectively, for the six months ended December 31, 2015 and has an accumulated deficit and stockholders’ deficit of $43,285,883 and $4,482,416, respectively, at December 31, 2015. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management’s Plan in regards to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.

Salberg & Company, P.A.

Boca Raton, Florida

March 31, 2016

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,	As of June 30,
	2015	2015	2014
ASSETS

Cash and cash equivalents	$135,266	$127,123	$66,266
Accounts receivable trade, net	156,733	236,640	35,276
Inventories	1,428,157	1,107,177	843,864
Prepaid expenses and other current assets	89,808	48,248	88,836
Total current assets	1,809,964	1,519,188	1,034,242

Furniture, fixtures and equipment, net	134,259	158,502	175,751
Deposits	16,086	16,086	30,086

Total assets	$1,960,309	$1,693,776	$1,240,079
LIABILITIES AND STOCKHOLDERS' DEFICIT

Accounts payable	$271,566	$349,812	$228,063
Accrued expenses	344,094	210,449	189,933
Litigation accrual	—	56,956	505,000
Accrual for settlement	80,000	451,000	—
Insurance premium finance contract	54,611	8,117	13,574
Total current liabilities	750,271	1,076,334	936,570
Convertible notes - related party, net of discounts	2,946,118	2,940,944	2,201,824
Convertible Line of Credit - related party, net of discounts	2,746,336	1,227,026	—
Total liabilities	6,442,725	5,244,304	3,138,394

Commitments and contingencies (Note 10)

Stockholders' deficit
Preferred stock: $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock: $0.001 par value; 100,000,000 shares authorized; 48,972,496, 47,613,501 and 40,301,979 shares issued and outstanding as of December 31, 2015, June 30, 2015 and 2014, respectively.	48,972	47,614	40,302
Additional paid in capital	38,754,495	37,049,161	33,194,961
Accumulated deficit	(43,285,883)	(40,647,303)	(35,133,578)
Total stockholders' deficit	(4,482,416)	(3,550,528)	(1,898,315)

Total liabilities and stockholders' deficit	$1,960,309	$1,693,776	$1,240,079

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Six Months Ended December 31,		For the Years Ended June 30,
	2015	2014	2015	2014
		(Unaudited)
Sales	$776,607	$266,762	$800,365	$814,587

Cost of goods sold	261,663	92,416	346,787	393,102

Gross profit	514,944	174,346	453,578	421,485

Operating expenses:
Selling, general and administrative expenses	2,721,934	2,428,697	4,891,525	6,601,353
Research and development	153,760	95,805	134,544	274,005

Total operating expenses	2,875,694	2,524,502	5,026,069	6,875,358

Loss from operations	(2,360,750)	(2,350,156)	(4,572,491)	(6,453,873)

Other income (expense)
Interest income	8	16	21	276
Gain from reversal of litigation accrual	56,956	—	448,044	—
Gain (loss) on conversion of interest	—	—	12,841	(201,175)
Other income	—	448,422	2,278	17,000
Loss on settlement	(80,000)	—	(412,867)	—
Loss on sale of assets	—	—	—	(11,413)
Loss on extinguishment of debt	—	—	(596,648)	—
Interest expense	(254,794)	(226,607)	(394,903)	(462,760)

Total other income (expense)	(277,830)	221,831	(941,234)	(658,072)

Net loss	$(2,638,580)	$(2,128,325)	$(5,513,725)	$(7,111,945)

Net loss per common share - basic and diluted	$(0.05)	$(0.05)	$(0.12)	$(0.20)

Weighted average shares outstanding - basic and diluted	48,368,086	44,165,535	45,190,119	36,410,142

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

			Additional
	Common Stock		Paid In	Accumulated
	Shares	Par Value	Capital	Deficit	Total

Balance at June 30, 2013	33,084,671	$33,084	$25,718,163	$(28,021,633)	$(2,270,386)
Common stock issued for cash	3,352,726	3,353	2,128,174	—	2,131,527
Common stock issued for cash in connection with stock purchase agreement	577,428	577	569,423	—	570,000
Common stock and warrants issued for cash	2,575,579	2,576	1,702,424	—	1,705,000
Common stock issued upon exercise of options	20,000	20	18,180	—	18,200
Common stock issued upon exercise of warrants	20,000	20	24,980	—	25,000
Common stock issued for interest	436,912	437	354,989	—	355,426
Convertible note conversions	234,663	235	81,897	—	82,132
Options and stock appreciation rights vested	—	—	1,682,833	—	1,682,833
Beneficial conversion feature of debt offerings	—	—	913,898	—	913,898
Net loss for the fiscal year ended June 30, 2014	—	—	—	(7,111,945)	(7,111,945)
Balance at June 30, 2014	40,301,979	40,302	33,194,961	(35,133,578)	(1,898,315)
Common stock issued for cash	407,445	408	150,347	—	150,755
Common stock and warrants issued for cash	6,340,754	6,341	2,298,659	—	2,305,000
Common stock issued upon in exchange for fixed assets	21,918	22	15,978	—	16,000
Common stock issued for services	6,230	6	1,668	—	1,674
Common stock issued for interest	535,175	535	211,435	—	211,970
Options and stock appreciation rights vested	—	—	1,024,895	—	1,024,895
Loan discount from beneficial conversion feature and warrants	—	—	151,218	—	151,218
Net loss for the fiscal year ended June 30, 2015	—	—	—	(5,513,725)	(5,513,725)
Balance at June 30, 2015	47,613,501	47,614	37,049,161	(40,647,303)	(3,550,528)
Common stock issued for cash	290,437	291	109,709	—	110,000
Common stock issued for cash in connection with stock purchase agreement	457,797	458	198,662	—	199,120
Common stock issued for services	18,312	18	9,935	—	9,953
Common stock issued for interest	101,352	101	74,899	—	75,000
Common stock issued as a commitment fee	291,097	291	(291)	—	—
Common stock issued for settlement	200,000	200	135,800	—	136,000
Options, warrants and stock appreciation rights vested	—	—	768,159	—	768,159
Loan discount from beneficial conversion feature and warrants	—	—	408,460	—	408,460
Net loss for the six months ended December 31, 2015	—	—	—	(2,638,580)	(2,638,580)
Balance December 31, 2015	48,972,496	$48,972	$38,754,495	$(43,285,883)	$(4,482,416)

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Six Months Ended December 31,	For the Year Ended June 30,
	2015	2015	2014
Cash flows from operating activities
Reconciliation of net loss to net cash used in operating activities:
Net loss	$(2,638,580)	$(5,513,725)	$(7,111,945)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	31,214	54,992	55,284
Bad debt expense	21,876	6,221	20,068
Amortization of beneficial conversion feature of convertible notes	42,944	145,716	223,025
Amortization of original issue discounts related to convertible notes	—	—	5,791
Equity compensation expense	768,159	1,024,895	1,682,833
Loss on extinguishment of debt	—	596,648	—
Loss on sale of assets	—	—	11,413
(Gain) Loss on stock issued for interest	—	(12,841)	201,175
Loss on settlement of litigation	80,000	412,867	—
Reversal of litigation accrual	(56,956)	(448,044)	—
Changes in assets and liabilities:
Accounts receivable	58,031	(207,585)	(18,067)
Inventories	(320,980)	(263,313)	(266,574)
Prepaid expenses and other current assets	42,439	123,513	46,862
Other assets	—	14,000	(3,200)
Accounts payable	(78,246)	123,423	(37,059)
Accrual for severance agreement	—	—	(102,056)
Deferred revenue	—	—	(7,019)
Settlement accrual	(315,000)	—	—
Accrued expenses	218,598	283,460	167,450
Net cash used in operating activities	(2,146,501)	(3,659,773)	(5,132,019)
Cash flows from Investing Activities
Purchases of equipment	(6,971)	(21,743)	(72,851)
Net cash used in investing activities	(6,971)	(21,743)	(72,851)
Cash flows from Financing Activities
Proceeds from sale of stock through private placements	110,000	150,755	2,131,527
Proceeds from sale of stock and warrants through private placements	—	2,305,000	1,705,000
Proceeds from sale of stock under stock purchase agreement	199,120	—	570,000
Proceeds from exercise of warrants	—	—	25,000
Proceeds from convertible note – related party	—	—	1,000,000
Proceeds from exercise of stock options	—	—	18,200
Proceeds from advances on convertible line of credit –related party	1,890,000	1,375,000	—
Repayments of convertible notes from third parties	—	—	(115,822)
Payments on notes with related parties	—	—	(85,880)
Payments on insurance finance contract	(37,505)	(88,382)	(67,164)
Net cash provided by financing activities	2,161,615	3,742,373	5,180,861
Net increase (decrease) in cash and cash equivalents	8,143	60,857	(24,009)
Cash and cash equivalents - beginning	127,123	66,266	90,275
Cash and cash equivalents - ending	$135,266	$127,123	$66,266

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For The Six Months Ended December 31,	For the Year Ended June 30,
	2015	2015	2014
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$1,706	$2,894	$2,736
Cash paid for income taxes	$—	$—	$—
Supplementary Disclosure of Non-cash Investing and Financing Activities:
Financing of prepaid insurance contracts	$83,999	$82,925	$68,942
Beneficial conversion feature of convertible notes	$204,230	$75,609	$913,898
Loan discount from issuance of warrants	$204,230	$75,609	$—
Conversion of notes for common stock	$—	$—	$82,132
Stock issued for services	$9,953	$1,674	$—
Stock issued for vehicle purchase	$—	$16,000	$—
Common stock issued for accrued interest	$75,000	$224,811	$154,251
Stock issued for settlement	$136,000	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

1.

NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

GelTech Solutions, Inc., or GelTech or the Company, generates revenue primarily from marketing products based around the following four product categories (1) FireIce®, a water enhancing powder that can be utilized both as a fire suppressant in urban firefighting, including fires in underground utility structures, and in wildland firefighting and as a medium-term fire retardant to protect wildlands, structures and firefighters; ; (2) FireIce Shield®, a line of products used by industry, police departments and first responders to protect assets from fire; (3) Soil2O® “Dust Control”, our application which is used for dust mitigation in the aggregate, road construction, mining, as well as, other industries that deal with daily dust control issues and (3) Soil2O®, a product which reduces the use of water and is primarily marketed to golf courses and commercial landscapers and most recently to homeowners via the Soil2O® Home Lawn Kit. The Company also markets equipment that is used to apply these primary products including (1) Emergency Manhole FireIce Delivery System, or EMFIDS, an innovative system designed to deliver FireIce® into a manhole in the event of a fire or explosion. and (2) FireIce® Home Defense Unit, a system for applying FireIce® to structures to protect them from wildfires; During the fourth quarter of fiscal 2014, the Company developed and began marketing two new products, (1) GT-W14, an industrial absorbent powder used to contain and clean up industrial liquid spills; and (2) Soil2O® Soil Cap, a dust suppressant technology designed to stabilize stockpile dust and reduce soil erosion.

On January 25, 2016, our Board of Directors approved a change in our fiscal year-end from June 30 to December 31, with the change to the calendar year reporting cycle beginning January 1, 2016. Consequently, we are filing a Transition Report on Form 10-KT for the six-month transition period ended December 31, 2015. References in these financials to fiscal 2015 and 2014 indicate the fiscal years ended June 30, 2015 and 2014, respectively. Financial information in these notes with respect to the six months ended December 31, 2014 is unaudited.

Our consolidated financial statements have been prepared on a going concern basis, and we need to generate sufficient material revenues to support the ongoing business of GelTech. (See Note 2)

The corporate office is located in Jupiter, Florida.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its three wholly-owned subsidiaries: FireIce Gel, Inc., GelTech International, Inc. and Weather Tech Innovations, Inc. There has been no activity in the subsidiaries during the six months ended December 31, 2015, fiscal 2015 and fiscal 2014. All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For the purposes of the statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company’s cash equivalents consist of a brokerage money market account.

Accounts Receivable

Accounts receivable are customer obligations due under normal trade terms. Senior management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

Inventories

Inventories are stated at the lower of cost or market, with cost determined using a first-in, first-out method.

Property and Equipment and Depreciation

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets of 3 to 7 years. Leasehold improvements are amortized over the lesser of the lease term or the useful life of the improvements. Expenditures for maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of ASC 360-10. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments and Fair Value Measurements

We measure our financial assets and liabilities in accordance with ASC 820 "Fair Value Measurements and Disclosures". For certain of our financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The carrying amount of our convertible and other debt approximates the fair value because the interest rate on those debts do not vary materially from the market rate for similar debt instruments.

We adopted accounting guidance for fair value measurements of financial assets and liabilities and adopted the same guidance for non-financial assets and liabilities effective July 1, 2009. The adoption did not have a material impact on our results of operations, financial position or liquidity. The standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1:

Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:

Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:

Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

The Company had no financial or non-financial assets or liabilities measured at fair value and subject to this accounting standard as of December 31, 2015, June 30, 2015 or 2014.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

Revenue Recognition

Revenue from sales of products is recognized when persuasive evidence of an arrangement exists, products have been shipped to the customer, economic risk of loss has passed to the customer, the price is fixed or determinable, collection is reasonably assured, and any future obligations of the Company are insignificant. Revenue is shown net of returns and allowances. The Company provides certain customers with the right of return for unsold product. Sales to these customers are recorded as the customer sells the product, thus removing the right of return.

Products shipped from either our third-party fulfillment companies or our Jupiter, Florida or Irwindale, California locations are shipped FOB shipping point. Normal payment terms are net 30 days depending on the arrangement we have with the customer. As such, revenue is recognized when product has been shipped from either the third-party fulfillment company or from the Jupiter, Florida or Irwindale, California locations.

The Company follows the guidance of ASC 605-50-25, “Revenue Recognition, Customer Payments”. Accordingly, any incentives received from vendors are recognized as a reduction of the cost of products. Promotional products or samples given to customers or potential customers are recognized as a cost of goods sold. However, products we utilize to perform demonstrations for potential customers are recorded as a marketing expense in operations. During the six months ended December 31, 2015 and the fiscal years ended June 30, 2015 (fiscal 2015) and 2014 (fiscal 2014), these demonstration costs amounted to $5,428, $11,521 and $4,195, respectively. Cash incentives provided to our customers are recognized as a reduction of the related sale price, and, therefore, are a reduction in sales.

Shipping and Handling Costs

Amounts invoiced to customers for shipping and handling are included in revenues. Shipping and handling costs related to sales of products are included in cost of sales in the amount of $21,641, $25,185 and $52,594 for the six months ended December 31, 2015, fiscal 2015 and fiscal 2014, respectively.

Research and Development

In accordance with ASC 730-10 expenditures for research and development of the Company's products are expensed when incurred, and are included in operating expenses. The Company recognized research and development costs of $153,760 during the six months ended December 31 2015 and $134,544 and $274,005 during the fiscal years ended June 30, 2015 and 2014, respectively.

Advertising

The Company conducts advertising for the promotion of its products and services. In accordance with ASC 720-35, advertising costs are charged to operations when incurred; such amounts aggregated $39,894 during the six months ended December 31, 2015, $33,277 in fiscal 2015 and $42,575 in fiscal 2014.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable; however, actual results could differ materially from these estimates. Significant estimates during the six months ended December 31, 2015 and in fiscal 2015 and 2014 include the allowance for doubtful accounts, depreciation and amortization, valuation of inventories, valuation of the beneficial conversion features associated with convertible notes, valuation of options and warrants granted for services or settlements, valuation of common stock granted for services or for debt conversion, accruals for litigation losses and the valuation of deferred tax assets.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

Net Earnings (Loss) per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10. ASC 260-10 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. For the six months ended December 31, 2015 and for fiscal 2015 and 2014, there was no separate computation of dilutive net loss per share since the common stock equivalents outstanding were anti-dilutive due to the net losses. At December 31, 2015 there were options to purchase 11,187,840 shares and warrants to purchase 10,268,804 shares of common stock outstanding which may dilute future earnings per share. In addition, there are 15,836,318 shares reserved for issuance related to convertible note agreements.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718-10 “Compensation – Stock Compensation” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and stock appreciation rights are based on estimated fair values. Stock option compensation expense recognized under ASC 718-10 for the six months ended December 31, 2015 was $595,100 and for the fiscal years ended June 30, 2015 and 2014 was $891,515 and $1,680,358, respectively, related to employee, director and advisory board stock options, and is included in selling, general and administrative expenses in the consolidated statements of operations. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. At December 31, 2015, the total compensation cost for stock options not yet recognized was $323,977. This cost will be amortized on a straight-line basis over the remaining vesting period of the options.

The Company accounts for non-employee stock based awards at fair value in accordance with the measurement and recognition criteria of ASC 505-50 "Equity Based payments to Non-Employees. Stock based compensation to non-employees recognized for the six months ended December 31, 2015 was $173,059 fiscal 2015 and fiscal 2014 was $133,380 and $2,475, respectively.

2007 Equity Incentive Plan

In January 2007, the Company established the 2007 Equity Incentive Plan under which provided for the issuance of up to 1,500,000 stock options, stock appreciation rights, restricted stock or restricted stock units to our directors, employees and consultants. In September 2008, the Board of Directors approved an amendment to the Company’s 2007 Equity Incentive Plan to increase the number of shares authorized by the plan from 1,500,000 to 3,500,000. In fiscal 2012, Board of Directors increased the number of share authorized under the Plan to 4,500,000. In June 2013, the Board of Directors approved an amendment to increase the number of shares authorized by the plan to 15,000,000.

Under the Equity Incentive Plan, all directors who are not employees or own 10% or more of the Company’s outstanding stock at the time of grant shall automatically receive a grant of stock options as follows:

Initial Grants

A – Chairman of the Board

- 50,000 options

B – Director

- 30,000 options

C – Chair of a Committee

- 10,000 options

D – Member of a Committee

- 5,000 options

In June 2013, the Board of Directors increased the annual grants to the following amounts:

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

Annual Grants

A – Chairman of the Board

- 70,000 options

B – Director

- 100,000 options

C – Chair of a Committee

- 20,000 options

D – Member of a Committee

- 10,000 options

All initial grants of options to new non-employee directors and committee members vest annually over a three year period on the anniversary date of the grant, subject to continuing service as a director, Committee member, Chairman of the Board or Chairman of a Committee on the applicable vesting date. Options automatically granted annually under the 2007 Equity Incentive Plan vest the following June 30th, subject to continuing service as a director. The exercise price of options or stock appreciation rights granted under the 2007 Equity Incentive Plan shall not be less than the fair market value of the underlying common stock at the time of grant. In the case of incentive stock options, the exercise price may not be less than 110% of the fair market value in the case of 10% shareholders. Options and stock appreciation rights granted under the 2007 Equity Incentive Plan shall expire no later than ten years after the date of grant. The option price may be paid in United States dollars by check or wire transfer or, at the discretion of the Board of Directors or Compensation Committee, by delivery of shares of our common stock having fair market value equal as of the date of exercise to the cash exercise price, or a combination thereof.

The identification of individuals entitled to receive awards, the terms of the awards, and the number of shares subject to individual awards, are determined by the Board of Directors or the Compensation Committee, in their sole discretion. The purchase price per share, if applicable, shall be adjusted for any increase or decrease in the number of issued shares resulting from a recapitalization, reorganization, merger, consolidation, exchange of shares, stock dividend, stock split, reverse stock split, or other subdivision or consolidation of shares.

The Board of Directors or the Compensation Committee may from time to time alter, amend, suspend, or discontinue the Equity Incentive Plan with respect to any shares as to which awards of stock rights have not been granted. However no rights granted with respect to any awards under this Equity Incentive Plan before the amendment or alteration shall be impaired by any such amendment, except with the written consent of the grantee. Under the terms of the Equity Incentive Plan, the Board of Directors or the Compensation Committee may also grant awards which will be subject to vesting under certain conditions. The vesting may be time-based or based upon meeting performance standards, or both.

In April 2010, the Company amended the 2007 Equity Incentive Plan to increase the number of stock options granted annually to directors from 20,000 to 50,000. In June 2013, the Company amended the 2007 Equity Incentive Plan to increase the number of stock options granted annually to directors to 100,000.

All of our Stock Option Agreements provide for “clawback” provisions, which enable our Board of Directors to cancel stock awards and recover past profits if the person is dismissed for cause or commits certain acts which harm us.

Determining Fair Value under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

Income Taxes

The Company accounts for income taxes pursuant to the provisions of ASC 740-10, "Accounting for Income Taxes," which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

The Company follows the provisions of the ASC 740 -10 related to, Accounting for Uncertain Income Tax Positions. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

Effective July 1, 2007, the Company adopted ASC 740-10-25 Definition of Settlement, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion of an examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. As of December 31, 2015, the fiscal tax years ended June 30, 2012, 2013 and 2014 are still subject to audit.

Legal Costs and Contingencies

In the normal course of business, the Company incurs costs to hire and retain external legal counsel to advise it on regulatory, litigation and other matters. The Company expenses these costs as the related services are received.

If a loss is considered probable and the amount can be reasonably estimated, the Company recognizes an expense for the estimated loss. If the Company has the potential to recover a portion of the estimated loss from a third party, the Company makes a separate assessment of recoverability and reduces the estimated loss, if recovery is also deemed probable.

New Accounting Pronouncements

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory, which requires an entity to measure most inventory at the lower of cost and net realizable value, thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. The accounting standard is effective prospectively for annual periods beginning after December 15, 2016, and interim periods therein. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the impact of this accounting standard.

No other Accounting Standards Updates (ASUs) which were not effective until after December 31, 2015 are  expected to have a significant effect on the Company's consolidated financial position or results of operations.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

2.

GOING CONCERN

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize it assets and discharge its liabilities in the normal course of business. The Company has a net loss and net cash used in operating activities of $2,638,580 and $2,146,501, respectively, for the six months ended December 31, 2015 and has an accumulated deficit and stockholders’ deficit of $43,285,883 and $4,482,416, respectively, at December 31, 2015. In addition, the Company has not yet generated revenue sufficient to support ongoing operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the ability of the Company to obtain necessary debt or equity financing to continue operations, and the attainment of profitable operations. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

During the six months ended December 31, 2015, the Company received $1,890,000 in advances from its convertible line of credit with its president and principal shareholder. The Company also received $199,120 from Lincoln Park Capital Fund LLC in connection with a $10 million stock purchase agreement entered into in August 2015. See Note 7.

Management believes that the Lincoln Park Equity Line, additional fundings from its president and principal shareholder and the revenue prospects from the Wildland industry provide the opportunity for the Company to continue as a going concern.  Ultimately, the continuation of the Company as a going concern is dependent upon the ability of the Company to generate sufficient revenue to attain profitable operations.

3.

ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2015, June 30, 2015 and 2014 was as follows:

	As of December 31,	As of June 30,
	2015	2015	2014

Accounts receivable	$178,609	$266,449	$95,869
Allowance for doubtful accounts	(21,876)	(29,809)	(60,593)
	$156,733	$236,640	$35,276

Bad debt expense on trade accounts receivable for the six months ended December 31, 2015 and for fiscal 2015 and fiscal 2014 was $21,876, $6,221 and $20,068, respectively.

4.

INVENTORIES

Inventories consisted of the following at December 31, 2015, June 30, 2015 and 2014:

	As of December 31,	As of June 30,
	2015	2015	2014

Finished goods	$967,800	$564,826	$491,409
Raw materials	460,357	542,351	352,455
	$1,428,157	$1,107,177	$843,864

As of June 30, 2015, the Company had approximately $47,000 of consignment inventory with certain customers. No inventory was held on consignment as of December 31, 2015. Cost of goods sold for fiscal 2015 included $67,439 related to inventory written off for obsolescence.  There were no inventory obsolescence writes-offs during the six months ended December 31, 2015.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

5.

FURNITURE, FIXTURES AND EQUIPMENT

Furniture, fixtures and equipment consisted of the following as of December 31, 2015, June 30, 2015 and 2014:

	Estimated	December 31,	June 30,
	Useful Life	2015	2015	2014

Equipment	3 - 5 years	$123,086	$122,379	$111,488
Storage facilities	3 years	40,540	34,277	20,802
Vehicles	5 - 7 years	221,730	221,730	214,470
Furniture and fixtures	5 years	20,420	20,420	20,420
		405,776	398,806	367,180
Accumulated depreciation		(271,517)	(240,304)	(191,429)
		$134,259	$158,502	$175,751

Depreciation expense was $31,214, $54,992 and $55,284, respectively, for the six months ended December 31, 2015 and for the fiscal years ended June 30, 2015 and 2014.

6.

SECURED CONVERTIBLE NOTE AGREEMENTS

The Company currently has three debt facilities outstanding, all of them held by its President and principal shareholder.

One convertible note in the amount of $1,997,483, dated February 1, 2013 was a consolidation of prior debt instruments. The note bore annual interest of 7.5%, was convertible at $0.35 per share and due December 31, 2016. On February 12, 2015, this note was modified by securing the note with all the assets of the Company and by extending the due date of the note from December 31, 2016 to December 31, 2020. The modification was accounted for as a debt extinguishment in accordance with ASC 470. As a result of the modification the Company recorded a loss on extinguishment of debt of $34,586.  As of December 31, 2015, the principal balance of the note is $1,997,483 and accrued interest amounted to $137,088.

A second convertible note in the amount of $1,000,000 dated July 11, 2013 related to a new funding on that date. The note bore annual interest of 7.5%, was convertible at $1.00 per share and was due July 10, 2018. In connection with the note, the Company issued five–year warrants to purchase 500,000 shares of common stock at an exercise price of $1.30 per share. On February 12, 2015, this note was modified by securing the note with all the assets of the Company, by extending the due date of the note from July 10, 2018 to December 31, 2020 and by reducing the conversion rate of the note from $1.00 to $0.35 per share. The modification was accounted for as a debt extinguishment in accordance with ASC 470. As a result of the modification, the Company recorded a loss on extinguishment of debt of $562,062. Also, in connection with the modification the Company recorded a note discount of $60,390, related to the relative fair value of the warrants attached to the note. This discount will be amortized over the remaining term of the note. For the six months ended December 31, 2015 the Company recorded interest expense of $5,174 related to the amortization of the discounts related to the warrants. As of December 31, 2015, the balance of the unamortized discount related to the warrants was $51,365. As of December 31, 2015, the principal balance on this note is $1,000,000 and accrued interest amounted to $37,500.  In July 2015, the Company issued 101,352 shares of common stock to its President and principal shareholder in payment of accrued interest of $75,000 on this convertible note.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

In connection with the debt modifications described above, the Company entered into a secured convertible line of credit agreement for up to $4 million with its president and principal shareholder. Under the agreement, the Company may, with the prior approval of its president and principal shareholder, receive advances under the secured convertible line of credit. Each advance bears an annual interest rate of 7.5%, is due December 31, 2020 and is convertible at the rate equal to the closing price of the Company’s common stock on the day prior to the date the parties agree to the advance. In addition, the Company will issue the Company’s president and principal shareholder two year warrants to purchase shares of common stock at an exercise price of $2.00 per share. The number of warrants issued equals 50% of the number of shares issuable upon the conversion of the related advance.

From July 1, 2015 through December 31, 2015 the Company received nine advances totaling $1,890,000 with conversion rates between $0.47 and $0.78 per share, and issued two year warrants to purchase 1,531,057shares of common stock at an exercise price of $2.00 per share. In connection with these advances, the Company has recorded loan discounts related to the warrants and the beneficial conversion features of the advances amounting to $204,230 and $204,230 respectively. During the six months ended December 31, 2015, the Company has recognized interest expense of $42,944 related to the amortization of these loan discounts. As of December 31, 2015, the principal balance of the advances is $3,265,000 and the balance of the unamortized discounts related to the warrants and the beneficial conversion feature was $259,322 and $259,322, respectively. In addition, accrued interest due on these advances amounted to $118,604 at December 31, 2015.

The calculated loan discounts was based on the relative fair value of the warrants which was calculated by the Company using the Black Scholes option pricing model loan discount, using volatilities of between 98.8% and 99.31%, based on the Company’s historical stock price, discount rates from 0.67% to 1.00%, and expected terms of 2 years, the term of the warrants.

A summary of notes payable and related discounts as of December 31, 2015 is as follows:

	Principal	Unamortized Discount	Debt, Net of Discount

Related parties
Secured Convertible notes payable	$2,997,483	$(51,365)	$2,946,118
Secured Convertible Line of Credit	3,265,000	(518,664)	2,746,336
Less current portion	—	—	—
Secured convertible notes payable and line of credit, net of current portion	$6,262,483	$(570,029)	$5,692,454

A summary of notes payable and related discounts as of June 30, 2015 is as follows:

	Principal	Unamortized Discount	Debt, Net of Discount

Related parties
Secured Convertible notes payable	$2,997,483	$(56,539)	$2,940,944
Secured Convertible Line of Credit	1,375,000	(147,974)	1,227,026
Less current portion	—	—	—
Secured convertible notes payable and line of credit, net of current portion	$4,372,483	$(204,513)	$4,167,970

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

A summary of notes payable and related discounts as of June 30, 2014 is as follows:

	Principal	Unamortized Discount	Debt, Net of Discount
Related parties
Convertible notes payable	$2,997,483	$(795,659)	$2,201,824
Less current portion	—	—	—
Convertible notes payable, net of current portion	$2,997,483	$(795,659)	$2,201,824

7.

STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock, par value $0.001 per share with such rights, preferences and limitations as may be set from time to time by resolution of the board of directors and the filing of a certificate of designation as required by Delaware General Corporation law.

Issuances of Common Stock

Common Stock Issued for Cash

On January 5, 2012, the Company signed a $5 million common stock purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company. Upon signing the agreement, the Company received $100,000 from LPC as an initial purchase under the $5 million commitment in exchange for 316,667 shares of the Company’s common stock.

The Company also entered into a registration rights agreement with LPC whereby it agreed to file a registration statement related to the transaction with the Securities and Exchange Commission (“SEC”) covering the shares issued to LPC under the purchase agreement. The Company filed a registration statement on January 6, 2012 which became effective on March 26, 2012. Under the registration statement, the Company registered 4.4 million shares of the Company’s common stock.

The Company had the right, in its sole discretion, over a 30-month period to sell shares of common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the purchase agreement, which at the time of the purchase agreement was signed was up to an additional $4.9 million. During the year ended June 30, 2013, the Company issued 1,333,820 shares of common stock in exchange for $810,003 in connection with the purchase agreement. During the year ended June 30, 2014, the Company issued 577,428 shares of common stock in exchange for $570,000 in connection with the purchase agreement.

In consideration for entering into the purchase agreement, the Company issued to LPC 150,000 shares of common stock as a commitment fee and will issue up to 450,000 shares pro rata as LPC purchases additional shares. As of June 30, 2014, 320,810 “pro-rata” shares have been issued. The commitment shares are subject to a 30 month lock up restriction. The purchase agreement may be terminated by the Company at any time at our discretion without any cost to it. Except for a limitation on variable priced financings, there are no financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the agreement. In accordance with its terms, the purchase agreement expired in July 2014.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

On August 12, 2015, the Company signed a $10 million Purchase Agreement with Lincoln Park and entered into a Registration Rights Agreement with Lincoln Park whereby we agreed to file a registration statement related to the transaction with the SEC covering the shares that may be issued to Lincoln Park under the Purchase Agreement.  Under the terms and subject to the conditions of the Purchase Agreement, GelTech has the right to sell, and Lincoln Park is obligated to purchase, up to $10 million in shares of the Company’s common stock, subject to certain limitations, from time to time, over the 30-month period commencing on the date that a registration statement, which the Company agreed to file with the SEC pursuant to the Registration Rights Agreement, is declared effective by the SEC.  The Company filed the registration statement with the SEC on October 5, 2015 and it was declared effective by the SEC on October 16, 2015.

In consideration for entering into the $10 million Purchase Agreement, in August 2015 the Company issued 291,097 shares of common stock to Lincoln Park as a commitment fee. The shares were valued at $189,213, based upon the closing price of the common stock on the day preceding the execution of the agreement and were recorded as a reduction of the offering proceeds.

During the six months ended December 31, 2015, the Company issued 457,797 shares of common stock, including 7,797 commitment shares, to Lincoln Park in exchange for $199,120.

Private Placements

During the year ended June 30, 2014, the Company issued 3,352,726 shares of common stock in exchange for $2,131,527 in connection with private placements with 15 accredited investors, including issuances of 1,434,060 shares to our President and principal stockholder in exchange for $925,000.

During the year ended June 30, 2015, the Company issued 407,445 shares of common stock in exchange for $150,755 in connection with private placements with 5 accredited investors, including issuances of 110,000 shares to two directors in exchange for $21,505.

During the six months ended December 31, 2015, the Company issued 290,437 shares of common stock in exchange for $110,000 in private placements with two accredited investors.

Issuances of Common Stock and Warrants for Cash

During the year ended June 30, 2014, the Company issued 2,575,579 shares of common stock and warrants to purchase 1,258,378 shares of common stock in exchange for $1,705,000 in connection with private placements with 6 accredited investors, including issuances of 1,817,932 shares and warrants to purchase 908,966 shares of common stock to our Chief Operating Officer and principal stockholder in exchange for $1,125,000 and 200,000 shares and warrants to purchase 100,000 shares of common stock to a director in exchange for $150,000.

During the year ended June 30, 2015 the Company issued 6,340,754 shares of common stock and two year warrants to purchase 3,170,378 shares of common stock in exchange for $2,305,000 in connection with private placements with four accredited investors, including issuances of 3,521,369 shares and two year warrants to purchase 1,760,685 shares of common stock to our President and principal stockholder in exchange for $1,375,000.

Common Stock Issued for Interest

In July 2013, the Company issued 8,880 shares of common stock as payment for accrued interest of $4,440 on a convertible note.

In April 2014, the Company issued 428,032 shares of common stock to its President and principal stockholder as payment of accrued interest of $149,811 which was due as of February 1, 2014, in accordance with the terms of the convertible note agreement. The Company recorded a loss on conversion of interest of $201,175 in connection with this transaction representing the difference between the conversion price of $0.35 per share and the fair market value of the stock on the date of conversion, $0.82 per share.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

In July 2014, the Company issued 107,143 shares of common stock to its President and principal shareholder in payment of accrued interest of $75,000 on a $1 million convertible note (see Note 6).

In February 2015, the Company issued 428,032 shares of common stock to its president and principal shareholder as payment for annual accrued interest of $149, 811 related to convertible note agreement dated February 1, 2013. In accordance with the convertible note, the conversion rate for the accrued interest was $0.35 per share. The fair market value of the Company’s common stock was $0.32, or $136,970, on the date of conversion. As such the Company recorded other income of $12,841 for the year ended June 30, 2015 in connection with the interest conversion.

In July 2015, the Company issued 101,352 shares of common stock valued at $75,000 to its president and principal shareholder in payment of accrued interest of $75,000 on a $1 million convertible note.

Common Stock Issued for Exercise of Options and Warrants

In July 2013, the Company issued 20,000 shares of common stock to a director in exchange for $18,200 in connection with the exercise of options at an exercise price of $0.91 per share.

In August 2013, the Company issued 20,000 shares of common stock in exchange for $25,000 in connection with the exercise of warrants with an exercise price of $1.25 per share.

Other Issuances of Common Stock

During the year ended June 30, 2015, the Company issued 6,230 shares of common stock, valued at $1,674, to a consultant in exchange for services.

In June 2015, the Company issued 21,918 shares of common stock to its President and principal shareholder to purchase a vehicle, valued at $16,000, to be used by the Company.

In July 2015, the Company issued 12,659 shares of common stock in exchange for $10,000 in a private placement with an accredited investor.

In August 2015, the Company issued 2,014 shares of common stock valued at $1,208 based upon the average closing price of the Company’s common stock during the period of service, to a consultant in exchange for services in the amount of $1,208.

In August 2015, the Company issued 200,000 shares of common stock in connection with a settlement with a former executive chairman and director of the Company. The shares were valued at $0.68 per share, the closing price of the Company’s common stock on the date of the settlement. The value of the shares issued was recorded as a reduction of the settlement accrual.

In October 2015, the Company issued 4,063 shares of common stock valued at $2,745 based upon the average closing price of the Company’s common stock during the period of service, to a consultant in exchange for services in the amount of $2,745.

During the six months ended December 31, 2015, the Company issued 12,235 shares of common stock valued at between $0.35 and $0.60 per share in exchange for investor relations services valued at $6,000.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

Options and Warrants to Purchase Common Stock

The fair value of stock option grants for the six months ended December 31, 2015 and the fiscal year ended June 30, 2015 and 2014 were estimated using the following weighted- average assumptions:

	For the Six Months Ended December 31,	For the Fiscal Years Ended June 30,
	2015	2015	2014
Risk free interest rate	0.88% - 1.74%	0.54% – 2.28%	0.45% – 2.61%
Expected term in years	2.5 – 5.5	2.0 – 10.0	2.5 – 6.5
Dividend yield	—	—	—
Volatility of common stock	95.65% - 99.31%	79.66% – 98.15%	89.98% – 91.94%
Estimated annual forfeitures	—	—	—

The Black-Scholes option-pricing model was developed for use in estimating the fair value of non-traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options and warrants have characteristics different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such stock options. During the six months ended December 31, 2015 and in fiscal 2015 and 2014, the Company used the Company’s trading prices in calculating the stock price volatility and based its volatility on historical volatility. The expected term was estimated using the simplified method for employee stock options since the Company does not have adequate historical exercise data to estimate the expected term.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

Options to Purchase Common Stock

A summary of stock option transactions issued to employees under the 2007 Plan for the six months ended December 31, 2015 and the fiscal years ended June 30, 2015 and 2014 is as follows:

Employee Options and Stock Appreciation Rights

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2013	6,337,007	$0.75	6.0
Granted	1,425,000	$1.34	10.0
Exercised	—	$—	—
Forfeited	—	$—	—
Expired	—	$—	—
Outstanding at June 30, 2014	7,762,507	$0.87	6.0	$792,305
Exercisable at June 30, 2014	4,352,674	$0.93	4.6	$265,364

Weighted average fair value of options granted during the year ended June 30, 2014		$0.69

Balance at June 30, 2014	7,762,507	$0.87	6.0
Granted	84,500	$0.59	5.00
Exercised	—	$—	—
Forfeited	—	$—	—
Expired	—	$—	—
Outstanding at June 30, 2015	7,847,007	$0.87	4.9	$1,059,111
Exercisable at June 30, 2015	4,801,673	$0.94	3.6	$405,361

Weighted average fair value of options granted during the year ended June 30, 2015		$0.59

Balance at June 30, 2015	7,847,007	$0.87	4.9
Granted	305,000	$0.34	5.00
Exercised	—	$—	—
Forfeited	—	$—	—
Expired	—	$—	—
Outstanding at December 31,2015	8,152,007	$0.85	5.36	$6,000
Exercisable at December 31, 2015	5,006,675	$0.94	4.65	$1,500

Weighted average fair value of options granted during the six months ended December 31, 2015		$0.24

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

In July 2013, the Company issued ten year options to purchase 250,000 shares of common stock, each to its then Chief Executive Officer, Chief Technology Officer and Chief Financial Officer. The options have an exercise price of $1.30 per share and vest 50% upon the market value of the Company’s common stock trading at or greater than $2.00 per share for any 10 day period out of a 30 day trading period and the other 50% vesting upon the market value of the Company’s common stock trading at or greater than $3.00 per share for any 10 day period out of a 30 day trading period. The options were valued using the Black-Scholes model using a volatility of 93.11% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 2.62%. The value of these options was estimated by management in accordance with ASC 718, which requires an estimate of the probability that these market conditions will occur and for the resulting discounted value be expensed immediately. Accordingly management has expensed $63,180 to stock compensation expense.

In July 2013, the Company granted 100,000 options to a new employee in connection with his employment. Of the options granted, 50,000 are exercisable at $1.25 per share and 50,000 are exercisable at $1.75 per share. Both grants are for a five year term vest 25% immediately and 75% in equal amounts over three years. The options were valued using the Black-Scholes model using a volatility of 91.61% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 4.0 years (using the simplified method) and a discount rate of 1.14%. The value of these options, $80,413 will be recognized as an expense over the requisite service period.

In July 2013, the Company granted ten year options to purchase 25,000 shares of the Company’s common stock at an exercise price of $1.30 per share to the father of the Company’s CEO and CTO in recognition of his service. The options vest over a three year period. The Company valued the options at $25,272 using the Black-Scholes option pricing model using a volatility of 91.72%, based upon the historical price of the Company’s common stock since June 2008, an estimated term of 1.5 years, using the Simplified Method and a discount rate of 2.61%.

In July 2013, the Board of Directors approved a pool of 400,000 options to be granted to employees at the discretion of the executive management of the Company. In September 2013, management granted 100,000 of these options to employees. The options vested immediately, are exercisable for five years and have an exercise price of $1.30 per share, the market value of our common stock on the date of the grant. The Company valued the options at $69,452 using the Black-Scholes option pricing model using a volatility of 91.72%, based upon the historical price of the Company’s common stock since June 2008, an estimated term of 2.5 years, using the Simplified Method and a discount rate of 0.45%. In December 2013, management granted 90,500 of these options to employees. The options vested immediately, are exercisable for five years and have an exercise price of $0.72 per share, the market value of our common stock on the date of the grant. The Company valued the options at $34,610 using the Black-Scholes option pricing model using a volatility of 90.96%, based upon the historical price of the Company’s common stock since June 2008, an estimated term of 2.5 years, using the Simplified Method and a discount rate of 0.55%. In February 2014, the Company granted an additional 5,000 fully vested options to an employee at an exercise price of $0.77 per share. The options were valued at $2,044 using the Black-Scholes option pricing model using a volatility of 90.968% to 90.96%, based upon the historical price of the Company’s common stock since June 2008, estimated term of 2.5 years, using the Simplified Method and a discount rate of 0.55%. The amount was recorded as expense during the year ended June 30, 2014. No additional grants from the pool were made during the year ended June 30, 2014.

In August 2013, the Company granted 150,000 stock settled Stock Appreciation Rights (SARS) to a new employee in connection with his employment. The SARS are exercisable at $1.52 per share, are for a five year term and vest 50,000 immediately and the remaining options will vest 33,334 upon the Company reaching $3 million in sales in any twelve month period, 33,333 upon the Company reaching sales of $5 million in any twelve month period and 33,333 upon the Company reaching sales of $6 million in any twelve month period. The SARS were valued using the Black-Scholes model using a volatility of 91.91% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 4.0 years (using the simplified method) and a discount rate of 1.97%. The value of these SARS, $176,413 will be recognized as expense over the period required to meet the performance criteria which is estimated to be approximately two years.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

In August 2014, the Company granted two summer employees five year options allowing each employee to purchase 1,000 shares of common stock at an exercise price of $0.66 per share. The options all vested immediately. The Company valued the options at $682 using the Black-Scholes option pricing model using a volatility of 87.99%, based upon the historical price of the Company’s common stock, an estimated term of 2.5 years, using the Simplified Method and a discount rate of 0.63%.

In December 2014, the Company granted employees five year options to purchase a total of 20,000 shares of common stock at an exercise price of $0.23 per share. The options vested 25% immediately, with the remainder vesting in equal increments of 25% each year on the grant date over three years. The Company valued the options at $31,145 using the Black-Scholes option pricing model using a volatility of 87.78%, based upon the historical price of the Company’s common stock, an estimated term of 4.0 years, using the Simplified Method and a discount rate of 1.31%.

In May 2015, the Company granted three employees five year options to purchase a total of 62,500 shares of common stock at an exercise price of $0.70 per share. The options vested immediately. The Company valued the options at $24,590 using the Black-Scholes option pricing model using a volatility of 97.15%, based upon the historical price of the Company’s common stock, an estimated term of 2.5 years, using the Simplified Method and a discount rate of 0.82%.

In September 2015, the Company granted a new employee five year options to purchase 5,000 shares of common stock at an exercise price of $0.64 per share. The options vest one year from the date of the grant. The Company valued the options at $1,913 using the Black-Scholes option pricing model using a volatility of 95.65%, based upon the historical price of the Company’s common stock, an estimated term of 3.0 years, using the Simplified Method and a discount rate of 0.88%.

In December 2015, the Company issued five year options to purchase 300,000 shares of common stock at an exercise price of $0.34 per share to employees.  The options vest 25% immediately with 25% vesting annually over three years from the date of the grant, subject to continued employment. The options were valued using the Black-Scholes model using a volatility of 99.26%, derived using the historical market price for the Company’s common stock, an expected term of 4.0 years (using the simplified method) and a discount rate of 1.53%. The value of these options, $70,258, will be recognized as expense over the three year vesting period.

In December 2015, the Company extended the expiration date on two grants of options for an additional five years,  Each of the grants allowed the purchase of 750,000 shares of common stock, were issued to our CEO and our former CEO’s wife, and are exercisable at $1.22 per share.  The options were valued using the Black-Scholes model using a volatility of 98.68%, derived using the historical market price for the Company’s common stock, an expected term of 2.5 years (using the simplified method) and a discount rate of 1.10%. The value of these options, $271,118, was recognized as expense during the six months ended December 31, 2015.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

A summary of options issued to directors under the 2007 Plan and changes for the six months ended December 31, 2015 and for the fiscal years ended June 30, 2015 and 2014 is as follows:

Options Issued to Directors

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2013	1,200,833	$1.16	8.0
Granted	495,000	$1.19	10.00
Exercised	(20,000)	$0.91	—
Forfeited	—	$—	—
Expired	—	$—	—
Outstanding at June 30, 2014	1,675,833	$1.12	7.6	$8,337
Exercisable at June 30, 2014	1,377,501	$1.15	7.4	$6,421

Weighted average fair value of options granted during the year ended June 30, 2014		$0.76

Balance at June 30, 2014	1,675,833	$1.12	7.6
Granted	510,000	$0.72	10.00
Exercised	—	$—	—
Forfeited	—	$—	—
Expired	—	$—	—
Outstanding at June 30, 2015	2,185,833	$1.03	7.2	$75,320
Exercisable at June 30, 2015	2,000,003	$1.04	7.1	$45,655

Weighted average fair value of options granted during the year ended June 30, 2015		$0.52

Balance at June 30, 2015	2,185,833	$1.03	7.2
Granted	580,000	$0.80	10.00
Exercised	—	$—	—
Forfeited	—	$—	—
Expired	—	$—	—
Outstanding at December 31, 2015	2,765,833	$0.97	7.3	$11,700
Exercisable at December 31, 2015	2,004,166	$1.04	6.6	$300

Weighted average fair value of options granted during the six months ended December 31, 2015		$0.54

As prescribed by the Company's 2007 Equity Incentive Plan, on July 1, 2013, the Company issued options to purchase 370,000 shares of common stock to directors. The options have an exercise price of $0.99 per share, vest on June 30, 2014¸ subject to continuing service as a director and bear a ten year term. The options were valued using the Black-Scholes model using a volatility of 91.6%, derived using the historical market price for the Company’s common stock, an expected term of 5.5 years (using the simplified method) and a discount rate of 1.52%. The value of these options of $266,985 will be recognized as expense over the one year vesting period.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

In July 2013, the Company issued ten year options to purchase 50,000 shares of common stock to a director. The options have an exercise price of $1.30 per share and vested immediately. The options were valued using the Black-Scholes model using a volatility of 93.11% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 2.67%. The value of these options was recognized as expense during the year ended June 30, 2014.

In September 2013, the Company issued ten year options to purchase 15,000 shares of common stock to a director. The options have an exercise price of $1.01 per share and vested immediately. The options were valued using the Black-Scholes model using a volatility of 91.6% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 5.0 years (using the simplified method) and a discount rate of 1.62%. The value of these options, $10,702, was recognized as expense during the year ended June 30, 2014.

In October 2013, the Company issued ten year options to purchase 60,000 shares of common stock at an exercise price of $1.17 per share to a new director. The options vest annually over three years subject to continued service. The options were valued using the Black-Scholes model using a volatility of 91.94% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 1.89%. The value of these options, $54,285 will be recognized as expense over the vesting period.

As prescribed by the Company's 2007 Equity Incentive Plan, on July 1, 2014, the Company issued options to purchase 470,000 shares of common stock to directors. The options have an exercise price of $0.73 per share, vest on June 30, 2015¸ subject to continuing service as a director and bear a ten year term. The options were valued using the Black-Scholes model using a volatility of 88.55%, derived using the historical market price for the Company’s common stock, an expected term of 5.5 years (using the simplified method) and a discount rate of 1.79%. The value of these options of $245,441 was be recognized as expense over the one year vesting period.

On January 23, 2015, the Company issued 10 year options to purchase 10,000 shares of the Company’s common stock at an exercise price of $0.27 per share to a director in connection with his appointment as audit committee chairman. The options vest annually over a three year period on the anniversary of the grant, subject to continued service as the audit committee chairman. The Company valued the options at $1,974 using the Black-Scholes option pricing model using a volatility of 84.16%, based upon the historical price of the Company’s common stock, an estimated term of 6.5 years, using the Simplified Method, and a discount rate of 1.61%. The fair value will be recognized in expense over the vesting period of the options.

In June 2015, the Company issued ten year options to purchase 30,000 shares of common stock at an exercise price of $0.76 per share to a new director. The options vest annually over three years subject to continued service. The options were valued using the Black-Scholes model using a volatility of 97.97% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 2.03%. The value of these options, $18,283 will be recognized as expense over the vesting period.

As prescribed by the Company's 2007 Equity Incentive Plan, on July 1, 2015, the Company issued options to purchase 580,000 shares of common stock to directors. The options have an exercise price of $0.80 per share, vest on June 30, 2016¸ subject to continuing service as a director and bear a ten year term.  The options were valued using the Black-Scholes model using a volatility of 98.15%, derived using the historical market price for the Company’s common stock, an expected term of 5.5 years (using the simplified method) and a discount rate of 1.74%. The value of these options, $353,553, will be recognized as expense over the one year vesting period.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

Non-Employee, Non-Director Options

A summary of options issued to non-employees, non-directors under the 2007 Plan and changes during the six months ended December 31, 2015 and the fiscal years ended June 30, 2015 and 2014 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2013	560,000	$1.12	6.0
Granted	25,000	$1.11	5.0
Exercised	—	$—	—
Forfeited	(275,000)	$1.23	—
Expired	(40,000)	$1.15	—
Outstanding at June 30, 2014	270,000	$1.22	1.7	$—
Exercisable at June 30, 2014	270,000	$1.22	1.7	$—

Weighted average fair value of options granted during the year ended June 30, 2014		$0.79

Balance at June 30, 2014	270,000	$1.22	1.7
Granted	—	$—	—
Exercised	—	$—	—
Forfeited	—	$—	—
Expired	—	$—	—
Outstanding at June 30, 2015	270,000	$1.22	0.7	$—
Exercisable at June 30, 2015	270,000	$1.22	0.7	$—

Weighted average fair value of options granted during the year ended June 30, 2015		N/A

Balance at June 30, 2015	270,000	$1.22	0.7
Granted	—	$—	—
Exercised	—	$—	—
Forfeited	—	$—	—
Expired	(250,000)	$1.22	—
Outstanding at December 31, 2015	20,000	$1.18	2.8	$—
Exercisable at December 31, 2015	20,000	$1.18	2.8	$—

Weighted average fair value of options granted during the six months ended December 31, 2015		N/A

In October 2013, the Company granted five-year options to purchase 20,000 shares of common stock at an exercise price of $1.18 per share to two consultants. The Company valued the options at $16,670 using the Black-Scholes option pricing model using a volatility of 91.94%, based upon the historical price of the Company’s common stock since June 2008, an estimated term of 5.0 years, the term of the options and a discount rate of 1.38%.

In March 2014, the Company granted five-year fully vested options to purchase 5,000 shares of common stock at an exercise price of $0.85 per share to a consultant. The Company valued the options at $2,962 using the Black-Scholes option pricing model using a volatility of 89.96%, based upon the historical price of the Company’s common stock since June 2008, an estimated term of 5.0 years, the term of the options and a discount rate of 1.76%. The expense was recognized during the three months ended March 31, 2014.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

During the six months ended December 31, 2015 and the year ended June 30, 2015, no options were granted to non-employees or non-directors.

During the six months ended December 31, 2015, options to purchase 250,000 shares of common stock at an exercise price of $1.22 per share expired.

Warrants Issued for Settlement

	Number of Warrants	Weighted Average Exercise Price	Remaining Contractual Life
Balance at June 30, 2013	350,000	$0.63	4.2
Granted	—	$—	—
Exercised	—	$—	—
Forfeited	—	$—	—
Expired	—	$—	—
Outstanding at June 30, 2014	350,000	$0.63	3.2
Exercisable at June 30, 2014	350,000	$0.63	3.2

Weighted average fair value of warrants granted during the year ended June 30, 2014		N/A

Balance at June 30, 2014	350,000	$0.63	3.2
Granted	—	$—	—
Exercised	—	$—	—
Forfeited	—	$—	—
Expired	—	$—	—
Outstanding at June 30, 2015	350,000	$0.63	2.2
Exercisable at June 30, 2015	350,000	$0.63	2.2

Weighted average fair value of warrants granted during the year ended June 30, 2015		N/A

Balance at June 30, 2015	350,000	$0.63	2.2
Granted	—	$—	—
Exercised	—	$—	—
Forfeited	—	$—	—
Expired	—	$—	—
Outstanding at December 31, 2015	350,000	$0.63	1.7
Exercisable at December 31, 2015	350,000	$0.63	1.7

Weighted average fair value of warrants granted during the six months ended December 31, 2015		N/A

During the six months ended December 31, 2015 and the years ended June 30, 2015 and 2014, no warrants were granted for settlements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

Warrants issued for cash or services

A summary of warrants issued for cash or services and changes during the six months ended December 31, 2015 and the fiscal years ended June 30, 2015 and 2014 is as follows:

	Number of Warrants	Weighted Average Exercise Price	Remaining Contractual Life
Balance at June 30, 2013	1,533,700	$1.25	2.1
Granted	1,863,421	$1.58	3.5
Exercised	(20,000)	$1.25	—
Forfeited	—	$—	—
Expired	(340,000)	$1.60	—
Outstanding at June 30, 2014	3,037,121	$1.45	2.7
Exercisable at June 30, 2014	3,037,121	$1.45	2.7

Weighted average fair value of warrants granted during the year ended June 30, 2014		N/A

Balance at June 30, 2014	3,037,121	$1.45	2.7
Granted	5,750,326	$1.85	2.5
Exercised	—	$—	—
Forfeited	—	$—	—
Expired	(296,200)	$1.60	—
Outstanding at June 30, 2015	8,491,247	$1.72	3.2
Exercisable at June 30, 2015	8,366,247	$1.74	3.2

Weighted average fair value of warrants granted during the year ended June 30, 2015		$0.44

Balance at June 30, 2015	8,491,247	$1.72	3.2
Granted	1,851,057	$1.74	2.5
Exercised	—	$—	—
Forfeited	—	$—	—
Expired	—	$—	—
Outstanding at December 31, 2015	10,342,304	$1.73	1.68
Exercisable at December 31, 2015	10,317,304	$1.73	1.66

Weighted average fair value of warrants granted during the six months ended December 31, 2015		$0.37

In July 2013, the Company issued five year warrants to purchase 29,412 shares of common stock at an exercise price of $1.30 per share in connection with a private placement with an accredited investor.

In July 2013, the Company issued five year warrants to purchase 500,000 shares of common stock at an exercise price of $1.30 per share to its principal stockholder in connection with a $1.0 million convertible note agreement.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

In August 2013, the Company issued 20,000 shares of common stock in exchange for $25,000 in connection with the exercise of warrants with an exercise price of $1.25 per share.

In October 2013, the Company issued five year warrants to purchase 100,000 shares of common stock at an exercise price of $1.00 per share in connection with a private placement with its principal shareholder.

In October 2013, the Company issued five year warrants to purchase 200,000 shares of common stock at an exercise price of $1.00 per share in connection with private placements with a director and his wife.

In October 2013, the Company issued five year warrants to purchase 120,000 shares of common stock at an exercise price of $1.00 per share in connection with private placements with three accredited investors.

During the year ended June 30, 2014, warrants to purchase 360,000 shares of common stock at an exercise price of $1.25 per share expired unexercised.

During the year ended June 30, 2015, the Company issued two year warrants to purchase 2,104,990 shares of common stock at an exercise price at $2.00 per share in connection with advances from its President and principal shareholder pursuant to a secured convertible line of credit agreement.

On March 17, 2015, the Company issued five year warrants to purchase 10,000 shares of common stock at an exercise price of $0.25 per share to a consultant in connection with services provided to our wildland firefighting efforts. The Company valued the warrants at $1,667 using the Black-Scholes option pricing model using a volatility of 84.08%, based upon the historical price of the Company’s common stock, an estimated term of 5 years, the term of the warrants, and a discount rate of 1.61%. The warrants vested immediately and therefore the fair value was recognized in consulting expense during the three months ending March 31, 2015.

During the year ended June 30, 2015, the Company issued two year warrants to purchase 1,760,685 shares of common stock at an exercise price of $2.00 per share in connection with a private placements with its President and principal shareholder.

On January 23, 2015, the Company granted 5 year warrants to purchase 100,000 shares of the Company’s common stock in exchange for legal services. The warrants vest immediately and are exercisable at $0.27 per share. The Company valued the warrants at $17,611 using the Black-Scholes option pricing model using a volatility of 81.85%, based upon the historical price of the Company’s common stock, an estimated term of 5 years, the term of the warrants, and a discount rate of 1.39%. The warrants vested immediately and therefore the fair value was recognized in legal expense during year ended June30, 2015.

During the year ended June 30, 2015 the Company issued two year warrants to purchase 1,304,651 shares of common stock at an exercise price of $2.00 per share in connection with private placements with three accredited investors.

During the year ended June 30, 2015, the Company issued warrants to purchase 470,000 shares of common stock to four consultants. Of the warrants granted, a portion vest immediately, with the remainder ratably over a one year period. The warrants have exercise prices from $0.50 to $0.76 per share and have exercise periods from 5 to 10 years. The Company valued the warrants at $199,319 using the Black-Scholes option pricing model using a volatility of from 81.85% to 97.15%, based upon the historical price of the Company’s common stock, an estimated term of from 5 to ten years, the term of the warrants, and a discount rate of from 1.51% to 2.28%. The value of these warrants will be recognized as consulting expense over the vesting period.

In connection with executing the Stock Purchase Agreement with Lincoln Park, in August 2015, the Company extended the expiration date of warrants to purchase 200,000 shares of common stock at an exercise price of $1.25 per share from September 1, 2015 to August 11, 2020. The difference in the value of the warrants resulting from the change in the term, $86,448, was recorded as a reduction of the proceeds of the offering.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

During the six months ended December 31, 2015, the Company issued two year warrants to purchase 1,531,057 shares of common stock at an exercise price of $2.00 per shares in connection with advances of $1,890,000 from its president and principal shareholder related to the convertible line of credit agreement.

During the six months ended December 31, 2015, the Company issued five year fully vested warrants to purchase 320,000 shares of common stock at exercise prices between $0.34 and $0.70 per share to four consultants.  The warrants were valued using the Black-Scholes model using a volatility from 96.11% to 99.31%, derived using the historical market price for the Company’s common stock, an expected term of 5 years (the term of the warrants) and a discount rate of 1.74%. The value of these options, $118,714 was recognized as non-cash compensation expense during the six months ended December 31, 2015.

8.

INCOME TAXES

Due to the net losses incurred, there was no income tax provision for the six months ended December 31, 2015 and for the fiscal years ended June 30, 2015 and 2014. Deferred tax assets and liabilities as of December 31, 2015, June 30, 2015 and 2014, were as follows:

	December 31,	June 30,
	2015	2015	2014
Deferred Tax Assets:
Net operating loss carryforward	$13,055,795	$12,451,818	$10,754,202
Allowance for bad debt	65,281	43,774	38,051
Stock-based compensation	2,167,730	1,878,672	1,493,004
Depreciation	10,702	2,548	—
Gross deferred tax asset	15,299,508	14,376,812	12,285,257
Less: deferred tax asset valuation allowance	(15,299,508)	(14,376,812)	(12,282,630)
Total net deferred tax asset	—	—	2,627
Less: Deferred tax liability - depreciation	—	—	(2,627)

Net deferred taxes	$—	$—	$—

The Company had available at December 31, 2015, net operating loss carryforwards for federal and state tax purposes of approximately $34,695,178 that could be applied against taxable income in subsequent years through June 30, 2035. The amount of net operating loss carryforward that can offset future taxable income may be limited in accordance with IRC Section 382 following certain ownership changes.

Based on the weight of available evidence, both positive and negative, a valuation allowance to fully provide for the net deferred tax assets has been recorded since it is more likely than not that the deferred tax assets will not be realized. The valuation allowance was increased by $922,696 during the six months ended December 31, 2015 and $2,094,182 and $2,155,025, respectively, during the fiscal years ended June 30, 2015 and 2014.

Reconciliation of the differences between income tax benefit computed at the federal and state statutory tax rates and the provision for income tax benefit for the six months ended December 31, 2015 and for the fiscal years ended June 30, 2015 and 2014 was as follows:

	For the Six Months Ended December 31,		For the Fiscal Year Ended June 30,
	2015		2015		2014
	Amount	%	Amount	%	Amount	%

Tax at U.S. statutory rate	$(897,117)	-34.00%	$(1,874,667)	-34.00%	$(2,401,741)	-34.00%
State taxes, net of federal benefit	(95,318)	-3.61%	(200,148)	-3.63%	(255,305)	-3.61%
Other	69,739	2.64%	(19,367)	-0.35%	502,021	7.10%
Change in valuation allowance	922,696	34.97%	2,094,182	37.98%	2,155,025	30.51%
	$—	0.00%	$—	0.00%	$—	0.00%

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

9.

RELATED PARTY TRANSACTIONS

In addition to the acting Chief Executive Officer (CEO) and the Chief Technology Officer (CTO) the following related parties are employed at GelTech:

•	The CEO’s sister–in-law is our Controller and her compensation is $1,154 per week,

•	The CEO’s mother is a receptionist and her compensation is $600 per week.

The Company has employment arrangements with its executive officers which are described in Note 10.

The Company has entered into a series of credit facilities with its president and principal stockholder as more fully described in Note 6.

During the year ended June 30, 2015, the Company issued common stock and warrants to its president and principal shareholder in exchange for cash as more fully described in Note 7.

In November 2014, William Cordani, the father of the Company’s CEO, passed away unexpectedly. Prior to his passing, Mr. Cordani and the Company were negotiating a separation payment to Mr. Cordani in connection with his contemplated retirement. The Company’s Board of Directors recognized that without Mr. Cordani’s contributions and efforts on behalf of the Company and the Company’s predecessor (over 20 years), the Company would not have been successful developing its portfolio of products. Subsequent to his passing, the Company and Mr. Cordani’s wife agreed to 12 monthly payments of $5,000 in lieu of the contemplated separation payments to Mr. Cordani. These payments began in December 2014.

On January 23, 2015, the Company approved an amendment to the Employment Agreement of Mr. Peter Cordani, the Company's Founder, acting Chief Executive Officer and Chief Technology Officer. In addition to his current salary, Mr. Cordani will receive 5% of the first $2 million of revenue generated by the Company. The amendment was effective as of January 1, 2015.

10.

COMMITMENTS AND CONTINGENCIES

The Company leases office and warehouse space located in Jupiter, Florida and rents space in an industrial yard in Irvine, California under a month-to-month lease. In February 2013, the Company entered into a one year lease agreement for a support facility in Brooklyn, New York at a monthly rent of $3,600. In February 2014, the Company extended the lease at a monthly rent of $4,000. Effective August 31, 2014 the Company terminated the lease. Rent expense for the six months ended December 31, 2015 and for the fiscal years ended June 30, 2015 and 2014 was $63,254, $132,756 and $169,547, respectively.

On November 14, 2012, the Compensation Committee approved new employment agreements for the Company’s then Chief Executive Officer, then President, Chief Technology Officer and Chief Financial Officer. The employment agreements each provide for base salaries of $150,000 and 800,000 stock settled stock appreciation rights (“SARS”) of which (i) 200,000 vested immediately, (ii) 200,000 vest upon the Company generating $3,000,000 in revenue in any 12-month period, (iii) another 200,000 vest upon the Company generating $5,000,000 in revenue in any 12-month period and (iv) another 200,000 vest upon the Company generating $6,000,000 in revenue in any 12-month period. The SARs are exercisable at $0.45 per share over a 10-year period. The Company’s then Chief Executive Officer, then President and Chief Technology Officer agreed to cancel the 250,000 stock options granted to each of them in their prior employment agreements. These executives’ base salary will increase to: (i) $170,000 upon the Company generating $3,000,000 in revenue in any 12-month period, (ii) $190,000 upon the Company generating $5,000,000 in any 12-month period and (iii) $200,000 upon the Company generating $6,000,000 in any 12-month period.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

In January 2015, GelTech approved an amendment to the Employment Agreement of our Chief Technology Officer. In addition to his base salary, he will receive 5% of the first $2 million of revenue generated by GelTech. The amendment was effective as of January 1, 2015. As of June 30, 2015, the Company has paid an additional $17,344 as a result of this amendment. Additionally, in May 2015, GelTech approved an amendment to the Chief Technology Officer’s Employment Agreement to extend the term of the Agreement an additional four years (now expiring October 1, 2020).

The Company was sued by a former employee on June 23, 2008, alleging breach of a consulting agreement and an employment agreement entered into in May and June 2007, respectively. In addition, the plaintiff seeks to recover certain of his personal property, which was used or stored in the Company’s offices, and alleges the Company invaded his privacy by looking at his personal computer (which was used in the Company’s business) in the Company’s offices. A jury trial was held for the lawsuit in July 2012. At the conclusion of the trial, the plaintiff was awarded $200,000 under his invasion of privacy and fraudulent misrepresentation claim, $5,000 on the trespass claim,$841,000 on the breach of consulting agreement claim and $200,000 against the Company’s CEO on a claim of civil theft, which by law results in an award of $600,000 for the plaintiff. The Company’s board of directors approved the indemnification of the Company’s CEO for the $600,000. The Company filed a post-trial motion for Judgment Notwithstanding Verdict, New Trial and Remittitur, requesting that the judge set aside or reduce the amounts of the jury verdict.

Based upon the verdicts, the Company recorded a litigation accrual of $1,646,000 as of June 30, 2012. In November 2012, the insurance carrier paid the plaintiff $200,000 in settlement of the invasion of privacy and fraudulent misrepresentation awards. As a result, the Company reduced the amounts accrued for these awards resulting in other income of $200,000 for the period ended December 31, 2012.

In January 2013, the court ruled on the Company’s post-trial motions in this litigation dismissing the $200,000 civil theft verdict (which was subject to triple damages) against the CEO and reducing the $841,000 breach of the consulting agreement award to $500,000. The Company then filed a motion seeking a new trial on damages. The Company received a favorable ruling on this motion and received a new trial on the damages. As a result of the reduction in the award for breach of the consulting agreement from $841,000 to $500,000 and the vacating of the award for civil theft which the Company had previously accrued $600,000, the Company recorded other income of $941,000 for the year ended June 30, 2013.

The trial to determine damages took place in September 2014. On October 28, 2014 the Court issued a Final Judgment in this case. The Court awarded the plaintiff $51,956 for the breach of consulting agreement. As such the total liability related to this matter is $56,956. In accordance with ASC 855-10-55-1, the Company recorded other income of $448,044 in the consolidated statement of operations for the year ended June 30, 2015 resulting from the reduction of the accrual for litigation. The plaintiff has filed an appeal.

On January 23, 2015, the Court approved the Company’s motion seeking reimbursement of attorneys’ fees and costs from the plaintiff. An evidentiary hearing took place in June 2015 to determine the amount of fees and costs to which the Company is entitled and a judgment will be entered for that amount. In November 2015, the Court issued a Final Judgement against the former employee in the amount of $510,499.

In April 2015, the Company was awarded $65,000 for attorney’s fees related to the appeal of a binding arbitration ruling by a former distributor. The Company is pursuing collection of this award.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

In June 2013, GelTech filed a lawsuit against its director and former Executive Chairman, for inducing GelTech to enter into an Employment Agreement based on representations that he would facilitate a $25 million financing on behalf of GelTech. In November 2013, the former Executive Chairman countersued GelTech for breach of the Employment Agreement. Effective August 12, 2015, GelTech entered into a settlement agreement and release of claims (the “Settlement Agreement”) related to the lawsuit and countersuit. Effective August 12, 2015, the Company entered into a settlement agreement and release of claims (the Settlement Agreement) with its former executive chairman and director related to a lawsuit and countersuit brought by the parties related to the former executive chairman’s employment agreement. Under the employment agreement, the executive chairman was entitled to $800,000 of salary, up to 800,000 restricted stock units and $28,800 in auto allowance. Under the Settlement Agreement, the Company issued the former executive chairman 200,000 shares of restricted common stock and made two cash payments totaling $315,000. As a result of the Settlement Agreement, the Company recognized a loss on settlement in the amount of $412,867 during the year ended June 30, 2015.

11.

CONCENTRATIONS

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2015.  As of December 31, 2015 the Company had no cash equivalent balances that were not insured.

At December 31, 2015, four customers accounted for 29.5%, 29.3%, 13.1% and 12.2% of accounts receivable.

For the six months ended December 31, 2015, four customers accounted for 24.5%, 19.6%, 13.9% and 13.5% of sales.

During the six months ended December 31, 2015, sales primarily resulted from four sources, sales of FireIce®, Soil2O® and FireIce Shield® which made up 80.2%, 6.7% and 2.9%, respectively, plus paid for research of 10.1% of total revenues. Of the FireIce® sales, 73.1% related to the sale of FireIce® products and 26.9% related to sales of the FireIce Eductors, EMFIDS  and extinguishers. Of the Soil2O® sales, 36.0% related to traditional sales of Soil2O® and 64.0% related to sales of Soil2O® Dust Control, including 14.9% of our new Soil2O Soil Cap product.

Three vendors accounted for 20.1%, 16.1% and 14.4% of the Company’s approximately $570,000 in purchases of raw material and packaging during the six months ended December 31, 2015.

Approximately 0.3% of revenue was generated from customers outside the United States during the six months ended December 31, 2015.

During the six months ended December 31, 2015, our president and principal shareholder provided 100% of our debt financing.

12.

SUBSEQUENT EVENTS

Since January 1, 2016, the Company has issued two year warrants to purchase 783,963 shares of common stock at an exercise price of $2.00 per share in exchange for advances in the amount of $680,000 from the Company’s president and principal shareholder in connection with the secured convertible line of credit agreement. The conversion rates of these advances were between $0.37 and $0.55 per share.

On January 22, 2016, the Company granted 5 year warrants to purchase 150,000 shares of the Company’s common stock in exchange for legal services. The warrants vest immediately and are exercisable at $0.39 per share. The Company valued the warrants at $44,447 using the Black-Scholes option pricing model using a volatility of 103.14%, based upon the historical price of the Company’s common stock, an estimated term of 5 years, the term of the warrants, and a discount rate of 1.49%. The fair value will be recognized in expense during the three months ending March 31, 2016.

Since January 1, 2016, the Company issued 13,947 shares of common stock in exchange for investor relations services valued at $6,000.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND

FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014

In January 2016, the Company issued 3,581 shares of common stock to a consultant for services valued at $1,656.

In January 2016, the Company entered into a settlement with a former shareholder of the Company’s predecessor company under which the Company paid $80,000 in exchange for a general release.

In January 2016, the Company granted a one year extension for warrants to purchase 3,968,258 shares of common stock which were set to expire at various dates in 2016.  Of the warrants extended, 2,443,565 were held by our president and principal shareholder and a director.  In connection with the extension, the Company will record other expense of approximately $207,000 for the three months ended March 31, 2016 representing the difference between the fair value of the old warrants and the extended warrants.

At the Company’s annual shareholders meeting on January 22, 2016, shareholders approved increasing the number of authorized shares of common stock from 100 million to 150 million. On January 26, 2016, the Company filed a Certificate of Amendment to its Certificate of Incorporation to effectuate the increase of its authorized shares of common stock from 100 million to 150 million.

On January 25, 2016, the Company’s Board of Directors approved changing its fiscal year end from June 30th to December 31st.

In February 2016, the Company issued 428,032 shares of common stock to its president and principal shareholder in payment of accrued interest of $149, 811.

Since January 1, 2016, the Company issued 508,822 shares of common stock in exchange for $225,245 in connection with the Purchase Agreement with Lincoln Park.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder.  No expenses shall be borne by the selling stockholder.  All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$340.82
Printing expenses	$1,000.00
Accounting fees and expenses	$8,000.00
Legal fees and expenses	$30,000.00
Blue sky fees	$1,000.00
Miscellaneous	$859.18
Total	$41,200.00

Indemnification of Directors and Officers.

Our certificate of incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●

For any breach of the director's duty of loyalty to us or our shareholders;

●

For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

●

Under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

●

For any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our shareholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. We have provided for this indemnification in our Certificate of Incorporation because we believe that it is important to attract qualified directors and officers. We have also entered into Indemnification Agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law. We have further provided in our Certificate of Incorporation that no indemnification shall be available, whether pursuant to our Certificate of Incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a shareholders’ derivative action, against any directors and officers. This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GelTech pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Recent Sales of Unregistered Securities.

None.

Exhibits and Financial Statement Schedules.

The Exhibits provided for under the Exhibit Index are incorporated herein.

Undertakings

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Jupiter, State of Florida, on April 4, 2016.

GELTECH SOLUTIONS, INC.

By:	/s/ PETER CORDANI
Peter Cordani,
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ PETER CORDANI	Director and Principal Executive Officer	April 4, 2016
Peter Cordani

/s/ MICHAEL HULL	Chief Financial Officer (Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer)	April 4, 2016
Michael Hull

/s/ MICHAEL BECKER	Director	April 4, 2016
Michael Becker

Director
David Gutmann

/s/ LEONARD MASS	Director	April 4, 2016
Leonard Mass

/s/ PHIL O’CONNELL, JR.	Director	April 4, 2016
Phil O’Connell, Jr.

/s/ NEIL REGER	Director	April 4, 2016
Neil Reger

EXHIBIT INDEX

Exhibit		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date	Number	Herewith
3.1	Certificate of Incorporation	Sb-2	7/20/07	3.1
3.1(a)	Certificate of Amendment to the Certificate of Incorporation	10-Q	2/12/14	3.2
3.1(b)	Certificate of Amendment to the Certificate of Incorporation	10-Q	2/16/16	3.1(b)
3.2	Amended and Restated Bylaws	Sb-2	7/20/07	3.2
3.2(a)	Amendment No. 1 to the Amended and Restated Bylaws	10-K	9/28/10	3.3
3.2(b)	Amendment No. 2 to the Amended and Restated Bylaws	8-K	9/26/11	3.1
5.1	Opinion on Legality				Filed
10.1	Amended and Restated 2007 Equity Incentive Plan	10-K/A	10/25/13	10.1
10.2	Form of Executive Employment Agreement*	10-Q	2/11/13	10.4
10.3	Form of Stock Appreciation Rights Agreement*	10-Q	2/11/13	10.7
10.4	Form of Stock Purchase Agreement – Reger	10-K	9/21/15	10.4
10.5	Form of Warrant – Reger	10-K	9/21/15	10.5
10.6	Secured Revolving Convertible Promissory Note Agreement – Reger	10-Q	5/8/15	10.1
10.7	Lincoln Park Purchase Agreement dated August 11, 2015	8-K	8/12/15	10.1
10.8	Lincoln Park Registration Rights Agreement dated August 11, 2015	8-K	9/7/10	10.2
10.9	Lincoln Park Warrant dated September 1, 2010	8-K	9/7/10	10.3
10.10	Amendment No. 1 Lincoln Park Warrant	8-K	9/7/10	10.3
10.11	Form of Executive Stock Option Agreement*	10-Q	11/14/13	10.4
10.12	Form Director Stock Option Agreement	10-K	9/29/14	10.34
10.13	Amendment No. 1 to Peter Cordani Employment Agreement	10-KT	3/30/16	10.13
14.1	Code of Ethics	10-K	9/29/08	14.1
21.1	List of Subsidiaries	10-K	9/28/12	21.1
23.1	Consent of Salberg & Company, P.A.				Filed
23.2	Consent of Nason, Yeager, Gerson, White & Lioce, P.A.***				***
101.INS	XBRL Instance Document				Filed
101.SCH	XBRL Taxonomy Extension Schema Document				Filed
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document				Filed
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document				Filed
101.LAB	XBRL Taxonomy Extension Label Linkbase Document				Filed
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document				Filed

———————

* Management compensatory agreement.

***  Contained in Exhibit 5.1.